UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. )
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Trinity Industries, Inc.

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Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207-2401
www.trin.net

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 2, 2011

TO: Trinity Industries, Inc. Stockholders:

Please join us for the 2011 Annual Meeting of Stockholders of Trinity Industries, Inc. The meeting will be held at the principal executive offices of the Company, 2525 Stemmons Freeway, Dallas, Texas 75207, on Monday, May 2, 2011, at 8:30 a.m., Central Daylight Time.

At the meeting, the stockholders will act on the following matters:

(1) Election of the eleven nominees named in the attached proxy statement as directors;

(2) Advisory vote on executive compensation;

(3) Advisory vote on the frequency of advisory votes on executive compensation;

(4) Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011; and

(5) Any other matters that may properly come before the meeting.

All stockholders of record at the close of business on March 18, 2011 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the stockholders is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors

JARED S. RICHARDSON
Associate General Counsel and Secretary

April 1, 2011

YOUR VOTE IS IMPORTANT!

Please vote as promptly as possible by using the internet or telephone or by signing, dating, and returning the enclosed proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 2, 2011:

This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2010, are available for viewing, printing, and downloading at https://materials.proxyvote.com/896522.

Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207-2401
www.trin.net

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 2, 2011

This Proxy Statement is being mailed on or about April 1, 2011 to the stockholders of Trinity Industries, Inc. (“Trinity” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 2525 Stemmons Freeway, Dallas, Texas, on Monday, May 2, 2011, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s mailing address is 2525 Stemmons Freeway, Dallas, Texas, 75207.

You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the eleven nominees for directors as set forth in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, (iii) for a frequency of ONE YEAR for future advisory votes on executive compensation, and (iv) FOR the ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to use of postal services or the Internet, proxies may be solicited by directors, officers, and regular employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. The Company has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $10,000 plus disbursements.

The outstanding voting securities of the Company consist of shares of common stock, $1.00 par value per share (“Common Stock”). The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 18, 2011. At that date, there were outstanding and entitled to vote 79,813,929 shares of Common Stock.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors. The election of directors requires a plurality of the votes cast at the meeting. All other proposals require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Votes withheld with respect to the election of the Company’s directors will not be counted either in favor of or against the election of the nominees. In the case of the other proposals being submitted for stockholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

CORPORATE GOVERNANCE

The business affairs of Trinity are managed under the direction of the Board of Directors (also referred to in this proxy statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws. The role of the Board of Directors is to oversee the management of the Company for the benefit of the stockholders. This responsibility includes monitoring senior management’s conduct of the Company’s business operations and affairs; reviewing and approving the Company’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the chief executive officer and other executive officers; and overseeing the Company’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls. The Board of Directors first adopted Corporate Governance Principles in 1998, which are reviewed annually by the Corporate Governance and Directors Nominating Committee and were last amended in December 2010. The Company has a long-standing Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the chief executive officer, the chief financial officer, and principal accounting officer, as well as the Board of Directors. The Company intends to post any amendments to or waivers from its Code of Business Conduct and Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on the Company’s web site at www.trin.net under the heading “Investor Relations-Governance.”

The directors hold regular and special meetings and spend such time on the affairs of the Company as their duties require. During 2010, the Board of Directors held six meetings. The Board also meets regularly in non-management executive sessions and selects the Presiding Director, who serves as the lead independent director and chairs the non-management executive sessions. Mr. Rhys J. Best currently serves in that capacity. In 2010, all directors of the Company attended at least 75% of the meetings of the Board of Directors and the committees on which they served. It is Company policy that each of our directors is expected to attend the Annual Meeting. All of our directors were in attendance at the 2010 Annual Meeting.

Independence of Directors

The Board of Directors makes all determinations with respect to director independence in accordance with the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors has established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on our website at www.trin.net under the heading “Investor Relations-Governance-Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The actual determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis. The Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines. In making such determinations, the Board, amongst other things, considered transactions between the Company’s subsidiaries and subsidiaries of Austin Industries, Inc. (“Austin Industries”) for which Mr. Ronald J. Gafford serves as President and Chief Executive Officer. In 2010, these transactions involved payments from Austin Industries to the Company, net of refunds, of approximately $5,730,000, and payments from the Company to Austin Industries of approximately $38,000. These payments constituted less than 2% of the consolidated gross revenues of each of Austin Industries and the Company in 2010, were made in the ordinary course of business in arms-length transactions and substantially all were determined by competitive bids. The transactions involved the purchase by Austin Industries from the Company’s subsidiaries of concrete, highway products, and steel highway bridge girders, and the purchase by subsidiaries of the Company of demolished concrete from Austin Industries. Mr. Gafford did not have a direct financial interest in any of the transactions with Austin Industries. The Board also considered that the son-in-law of Mr. Hay is employed by the Company on a part-time basis in a non-executive officer capacity. Mr. Hay’s son-in-law also provides certain legal services to the Company through an outside law firm. A portion of his compensation from the law firm is related to such legal services provided to the Company. As a result of its review, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: John L. Adams, Rhys J. Best, David W. Biegler, Leldon E. Echols, Ronald J. Gafford, Ronald W. Haddock, Jess T. Hay, Adrian Lajous, Charles W. Matthews, Diana S. Natalicio, and Douglas L. Rock; and that Timothy R. Wallace is not independent because of his employment as Chairman, Chief Executive Officer, and President of the Company. Mr. Hay has reached the mandatory retirement age applicable to him and is therefore not standing for re-election.

Board Leadership Structure

Mr. Wallace serves as the Chairman, Chief Executive Officer, and President of the Company. As stated in the Corporate Governance Principles, the Board believes that the decision as to whether the offices of Chairman and Chief Executive Officer should be combined or separated is the proper responsibility of the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it through a range of business environments, the Board believes that the most effective leadership structure for the Company is to have Mr. Wallace serve as both Chairman and Chief Executive Officer.

While Mr. Wallace serves as both Chairman and Chief Executive Officer, all other directors are independent. After considering the recommendations of our Human Resources Committee, the independent directors determine Mr. Wallace’s compensation. Further, we have four standing committees and a rotating Presiding Director, who is independent. Mr. Wallace does not serve on any Board committee. We also have a succession plan in place for Mr. Wallace. We believe that each of those measures counter-balances any risk that may exist in having Mr. Wallace serve as both Chairman and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As described above, Mr. Best currently serves as Presiding Director. The Presiding Director has the following roles and responsibilities:

•	Serve as a member of the Corporate Governance and Directors Nominating Committee;

•	Preside at each executive session of non-management and independent directors;

•	Preside at all meetings when the Chairman and Chief Executive Officer is not present;

•	As needed or appropriate, develop agendas for executive sessions of non-management and independent directors;

•	Serve as the principal liaison to advise the Company’s Chairman and Chief Executive Officer of actions and/or suggestions taken or made during executive sessions;

•	Confer periodically with the Chairman and Chief Executive Officer regarding the quality, quantity, and timeliness of information to be furnished from time to time to the members of the Board;

•	To the extent that the Presiding Director is not the Chairman of the Corporate Governance and Directors Nominating Committee, the Presiding Director assists the Chairman of the Corporate Governance and Directors Nominating Committee in planning and executing each self-evaluation process of the Board;

•	In those instances where an ongoing dialog between the stockholders and the non-management directors is appropriate, serve as a conduit for communications between the stockholders and the non-management directors; and

•	Perform such other duties as the Board from time to time may assign.

Board Committees

The standing committees of the Board of Directors are the Audit Committee, Human Resources Committee, Corporate Governance and Directors Nominating Committee, and Finance and Risk Committee. Each of the committees is governed by a charter, a current copy of which is available on the Company’s website at www.trin.net under the heading “Investor Relations-Governance.” Mr. Wallace, Chairman, Chief Executive Officer, and President of the Company, does not serve on any Board committee. Director membership of the committees is identified below.

Corporate
Governance &
		Directors	Finance &
	Audit	Nominating	Risk	Human Resources
Director	Committee	Committee	Committee	Committee
John L. Adams			**

Rhys J. Best	*	**	*

David W. Biegler	*	*	*

Leldon E. Echols	**			*

Ronald J. Gafford		*		*

Ronald W. Haddock	*			*

Jess T. Hay		*	*	**

Adrian Lajous	*		*

Charles W. Matthews		*

Diana S. Natalicio				*

Douglas L. Rock	*			*

*	Member

**	Chair

Audit Committee

The Audit Committee’s function is to oversee the integrity of the Company’s financial statements and related disclosures; the Company’s compliance with legal and regulatory requirements; the qualifications, independence, and performance of the Company’s independent auditing firm; the performance of the Company’s internal audit function; the Company’s internal accounting and disclosure control systems; the Company’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and the Company’s policies and procedures with respect to risk assessment, management, and mitigation. In carrying out its function, the Audit Committee (i) reviews with management, the chief audit executive, and the independent auditors the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors upon the financial condition of the Company and its accounting controls and procedures; (ii) reviews with management its processes and policies related to risk assessment, management, and mitigation, compliance with corporate policies, compliance programs, internal controls, corporate aircraft usage, summaries of management’s travel and entertainment reports; and (iii) performs such other matters as the Audit Committee deems appropriate. The Audit Committee also pre-approves all auditing and all allowable non-audit services provided to the Company by the independent auditors. The Audit Committee selects and retains the independent auditors for the Company, subject to stockholder ratification, and approves audit fees. The Audit Committee met eight times during 2010. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that Mr. Echols, Chair of the Audit Committee, Mr. Best, Mr. Biegler, Mr. Haddock, and Mr. Rock are each qualified as an audit committee financial expert within the meaning of SEC regulations.

Finance and Risk Committee

The oversight duties of the Finance and Risk Committee (the “Finance Committee”) generally are to periodically review the financial status of the Company; review the Company’s compliance with certain debt instruments that may exist; make recommendations to the Board regarding financings and authorize financings within limits prescribed by the Board; review and assess risk exposure related to the Company’s operations; monitor the funds for the Company’s benefit plans; review the Company’s insurance coverages; and review significant acquisitions and dispositions of businesses or assets and authorize such transactions within limits prescribed by the Board. The Finance Committee met seven times in 2010. The Company periodically identifies, assesses, and risk rates the business, commercial, operational, financial, and personal risks associated with its products and services. A cross-section of corporate and business segment executives meets quarterly to review the identified risks and assessed exposures and suggest changes to the Finance Committee as warranted. This management group reports to the Finance Committee at each regularly scheduled meeting and follows through on any action items requested by the Finance Committee to further define risk, assess or improve a mitigation initiative, or otherwise improve the overall enterprise risk management process.

Corporate Governance and Directors Nominating Committee

The functions of the Corporate Governance and Directors Nominating Committee (“Nominating Committee”) are to identify and recommend to the Board individuals qualified to be nominated for election to the Board; review the qualifications of the members of each committee (including the independence of directors) to ensure that each committee’s membership meets applicable criteria established by the SEC and NYSE; recommend to the Board the members and Chairperson for each Board committee; periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board; periodically review the Company’s orientation program for new directors and the Company’s practices for continuing education of existing directors; annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits; review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC; annually conduct an individual director performance review of each incumbent director; and oversee the annual self-evaluation of the performance of the Board. Each of the members of the Nominating Committee is an independent director under the NYSE listing standards. The Nominating Committee met three times during 2010.

In performing its annual review of director compensation, the Nominating Committee utilizes independent compensation consultants from time to time to assist in making its recommendations to the Board. The Nominating Committee reviewed the director compensation for 2010 and determined it was appropriate and not in need of modification.

The Nominating Committee will consider director candidates recommended to it by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings regarding the submittal between the stockholder and the recommended candidate; and

•	The name, age, business, and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be a director if selected by the Nominating Committee, nominated by the Board, and elected by the stockholders.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 2525 Stemmons Freeway, Dallas, Texas 75207 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date the Company’s proxy statement was released in connection with the previous year’s Annual Meeting of Stockholders.

The Nominating Committee believes that the qualifications for serving as a director of the Company are that a nominee demonstrate depth of experience at the policy-making level in business, government or education, possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a willingness to exercise independent judgment, and have an impeccable reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.

The Nominating Committee identifies potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating Committee also may engage firms that specialize in identifying director candidates. As described above, the Nominating Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Nominating Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating Committee determines that additional consideration is warranted, the Nominating Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The Nominating Committee also contemplates multiple dynamics that promote and advance diversity amongst its members. Although the Nominating Committee does not have a formal diversity policy, the Nominating Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The Nominating Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.

Human Resources Committee

The Human Resources Committee (the “HR Committee”) makes recommendations to the Board of Directors in its responsibilities relating to the fair and competitive compensation of the Company’s Chief Executive Officer. The HR Committee has been delegated authority by the Board of Directors to make compensation decisions with respect to the other named executive officers. Each of the members of the HR Committee is an independent director under the NYSE listing standards. The HR Committee met five times during 2010.

The HR Committee reviews management succession and approves awards under the Company’s incentive compensation and equity based plans. The HR Committee annually evaluates the leadership and performance of Mr. Wallace, the Company’s Chairman, Chief Executive Officer, and President (collectively referred to as the “CEO”). The HR Committee annually recommends to the Company’s independent directors the total compensation for the CEO. The independent directors are responsible for approving the CEO’s compensation. The CEO provides to the HR Committee his assessment of the performance of his direct reports. The HR Committee also has access to the Company’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other executive officers named in the “Summary Compensation Table.” The CEO, the CFO, and the other executive officers named in the “Summary Compensation Table” are referred to in this proxy statement as the “named executive officers.”

The Role of the Compensation Consultant

The HR Committee hires independent executive compensation consultants to provide an assessment of the Company’s executive compensation program and to perform five key tasks. The consultants (i) review and assist in the design of the Company’s compensation programs, (ii) provide insight into compensation best practices used by other companies, (iii) benchmark the Company’s compensation pay levels with relevant industry surveys, (iv) provide proxy disclosure information for comparator companies, and (v) provide input to the HR Committee on the structure and overall competitiveness of the Company’s compensation programs.

The HR Committee retained the services of Hewitt Consulting and, upon its spin-off from Hewitt Consulting, Meridian Compensation Partners, LLC (both Hewitt Consulting and Meridian Compensation Partners, LLC are collectively referred to in this proxy statement as the “Compensation Consultant”), an internationally-recognized compensation consulting firm, to assist in providing an independent assessment of the executive compensation program. Since its spin-off from Hewitt Consulting, Meridian Compensation Partners, LLC has been the HR Committee’s sole compensation consultant. The Compensation Consultant reported directly to the HR Committee for the purposes of advising it on matters relating to 2010 compensation. The services of the Compensation Consultant were used only in conjunction with executive compensation matters. The Compensation Consultant was not retained by the Company for any other purpose.

The HR Committee instructed the Compensation Consultant to provide analyses, insight, and benchmarking information for 2010 on the 25 highest compensated executives to determine whether the compensation packages for these executives were competitive with the market and met the objective of the Company to attract, hire, and retain the best talent. The Compensation Consultant was instructed to:

•	review the total direct compensation (base salary, annual incentive, and long term incentive);

•	confirm that the comparator companies selected by the HR Committee were appropriate; and

•	gather publicly traded comparator company proxies and market surveys to ascertain market competitive rates specifically for the named executive officers.

The Compensation Consultant benchmarked all components of compensation for 2010, excluding the Executive Perquisite Allowance, and determined the 50th percentile (market median) and the 75th percentile for each position.

The Role of Management

The CEO, the CFO, and the Vice President of Human Resources work with the HR Committee and the Compensation Consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long term performance-based restricted stock awards, subject to HR Committee approval. The HR Committee recommends to the independent directors Mr. Wallace’s compensation for their approval. The CFO certifies as to the achievement of these financial performance measures. The Vice President of Human Resources implements compensation-related policies and procedures and oversees the execution of each plan. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.

The Role of the HR Committee

The HR Committee annually reviews management’s assessment of the performance of the 25 highest paid executives of the Company and its subsidiaries. The review is conducted prior to the year in which any adjustment to base salary, annual incentive or long term incentive becomes effective. Both annual incentives and long term incentives are established as a percent of base salary with threshold, target, and maximum payout levels.

The HR Committee realizes that benchmarking and comparing peer group proxy disclosures require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosures provided by the Compensation Consultant as general guidelines and retains the right to make adjustments to compensation levels based on what the HR Committee believes is in the best interests of the Company’s stockholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on past and expected future performance in respect to specific financial, strategic, and operating objectives; the scope of each executive’s responsibilities within the Company; the executive’s value to the Company; and competitive market survey data that establishes the market ranges against which compensation is benchmarked.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s policies and procedures relating to risk assessment, management, and mitigation. The Finance Committee has the responsibility to review and assess risk exposure related to the Company’s operations, including safety, environmental, financial, contingent liabilities, and other risks which may be material to the Company, as well as the activities of management in identifying, assessing, and mitigating against business, commercial, operational, financial, and personal risks associated with the Company’s products and services. The Finance Committee accomplishes this responsibility as described in “Corporate Governance — Board Committees — Finance and Risk Committee.” In addition, the Audit Committee, in its discretion, reviews the Company’s major risks and exposures, including (i) any special-purpose entities, complex financing transactions and related off-balance sheet accounting matters; and (ii) legal matters that may significantly impact the Company’s financial statements or risk management.

Risk Assessment of Compensation Policies and Practices

The Company conducts a detailed risk assessment of its compensation policies and practices for its employees, including its executive officers. The Company’s Internal Audit group reviews the Company’s compensation policies and practices (the “Compensation Policies”), and meets with the Company’s management to discuss risks presented by the Compensation Policies. Based on these discussions, and a review of the Compensation Policies, the Internal Audit group assesses the likelihood and potential impact of the risk presented by the Compensation Policies.

The Internal Audit group presents its findings to an internal committee consisting of a cross-section of corporate and business segment executives that meets quarterly to review identified risks and assess exposures. This committee considers the Internal Audit group’s findings and assessments. This committee has concluded that the Compensation Policies are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Echols, Gafford, Haddock, Hay, Rock, and Dr. Natalicio served on the HR Committee during the last completed fiscal year. None of the members of the HR Committee has ever served as an executive officer or employee of the Company or any of its subsidiaries. There were no compensation committee interlocks during 2010.

Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties by mail. Stockholders and other interested parties may contact any member of the Board, including the Presiding Director, Mr. Best, or the non-management directors as a group, any Board committee or any chair of any such committee. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 2525 Stemmons Freeway, Dallas, Texas 75207.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of twelve members, but will decrease to eleven effective with Mr. Hay’s retirement at the time of the Annual Meeting of Stockholders.

Following a recommendation from the Nominating Committee, each of the members of the Board of Directors other than Mr. Hay has been nominated by the Board for election at the Annual Meeting to hold office until the next Annual Meeting or the election of their respective successors. The director nominees are John L. Adams, Rhys J. Best, David W. Biegler, Leldon E. Echols, Ronald J. Gafford, Ronald W. Haddock, Adrian Lajous, Charles W. Matthews, Diana S. Natalicio, Douglas L. Rock, and Timothy R. Wallace. The Board of Directors has determined that all of the director nominees other than Mr. Wallace are “independent directors.” Mr. Wallace is our Chairman, Chief Executive Officer, and President. Therefore, the Board of Directors has concluded that Mr. Wallace is not an independent director.

The Board of Directors believes that each of the director nominees possesses the qualifications described above in “Corporate Governance — Board Committees — Corporate Governance and Directors Nominating Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government or education, (ii) the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, (iii) a willingness to exercise independent judgment, and (iv) an impeccable reputation for honest and ethical conduct in both his or her professional and personal activities.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Timothy R. Wallace, 57. Director since 1992. Mr. Wallace has been Chairman, Chief Executive Officer, and President of the Company since 1999. From June 2004 until March 2008, Mr. Wallace was a director of MoneyGram International, Inc., a payment service and money transfer business.

Mr. Wallace joined the Company in 1975. During his long tenure with the Company, Mr. Wallace has consistently shown strong performance in a variety of roles, requiring a wide range of business and interpersonal skills. He has provided excellent leadership to the Company in his current positions, exhibiting sound judgment and business acumen.

John L. Adams, 66. Director since 2007. Mr. Adams is Chairman of the Finance and Risk Committee. Mr. Adams served as Executive Vice President of the Company from January 1999 — June 2005, serving thereafter on a part time basis as Vice Chairman until leaving the employ of the Company to join the Board of Directors in March 2007. Since 2007, he has served on several corporate and not-for-profit boards. Mr. Adams is the Chairman of the board and a director of Group 1 Automotive, Inc., a company engaged in the ownership and operation of automotive dealerships and collision centers. He also serves on the audit committee and is a director of Dr Pepper Snapple Group, Inc., a company that is a leading brand owner, bottler, and distributor of non-alcoholic beverages in the U.S., Canada, and Mexico.

As a result of his past employment by the Company, Mr. Adams brings significant knowledge and understanding of the Company’s operations and business environment. In addition, he has experience as a senior executive in the banking industry, which provides the Board with experience in managing financing transactions. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Rhys J. Best, 64. Director since 2005. Mr. Best is Chairman of the Corporate Governance and Directors Nominating Committee, and a member of the Finance and Risk Committee and the Audit Committee. Mr. Best served, beginning in 1999, as Chairman, President, and CEO of Lone Star Technologies, Inc., a company engaged in the production and marketing of casing, tubing, line pipe, and couplings for the oil and gas, industrial, automotive, and power generation industries. He was also a director of, and remained in these positions with, Lone Star Technologies, Inc., until its acquisition by United States Steel Corporation in June 2007. Mr. Best has been engaged in private investments since 2007. He is also Chairman of Crosstex Energy, L.P., an energy company engaged in the gathering, transmission, treating, processing, and marketing of natural gas and natural gas liquids. He is a member of the board of directors of Cabot Oil & Gas Corporation, a leading North American oil and gas exploration and production company; Austin Industries, Inc., a civil, commercial, and industrial construction company; McJunkin Red Man Corporation, a company engaged in the distribution of industrial PVF products, serving the refining, chemical, petrochemical, gas distribution and transmission, oil and gas exploration and production, pharmaceutical, and power generation industries; and Commercial Metals Corporation, which recycles, manufactures, and markets steel and metal products and related materials.

Mr. Best has broad experience in managing and leading significant industrial enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations, including its international operations and future international opportunities.

David W. Biegler, 64. Director since 1992. Mr. Biegler is a member of the Audit Committee, the Corporate Governance and Directors Nominating Committee, and the Finance and Risk Committee. Mr. Biegler serves as the Chairman and CEO of Southcross Energy, LLC, a company engaged in natural gas transportation and processing. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 — 2001. Mr. Biegler is also a director of Dynegy Inc., a company engaged in power generation; Southwest Airlines, Inc., a major domestic airline; Animal Health International, a company engaged in selling and distributing animal health products; and Austin Industries, Inc., a civil, commercial, and industrial construction company. In addition, Mr. Biegler served as a director of Guaranty Financial Group Inc., a company conducting consumer and business banking activities, from February 2008 until August 2009.

Mr. Biegler has broad experience in managing and leading significant industrial enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Leldon E. Echols, 55. Director since 2007. Mr. Echols is Chairman of the Audit Committee and a member of the Human Resources Committee. He served as Executive Vice President and Chief Financial Officer of Centex Corporation (“Centex”) from 2000 — 2006 when he retired. Prior to joining Centex, he spent 22 years with Arthur Andersen LLP and served as Managing Partner, Audit Practice for the North Texas, Colorado, and Oklahoma Region from 1997 — 2000. Mr. Echols is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Mr. Echols has been engaged in private investments since 2006. He is a member of the board of directors and Chairman of the audit committee of Crosstex Energy, L.P., an energy company engaged in the gathering, transmission, treating, processing, and marketing of natural gas and natural gas liquids and Crosstex Energy, Inc., a company holding partnership interests of Crosstex Energy, L.P. He is also a member of the board of directors and Chairman of the audit committees of Holly Corporation, an independent petroleum refiner, and Roofing Supply Group Holdings, Inc., a privately-held company engaged in the distribution of roofing and related construction materials. In addition, Mr. Echols served as a director of TXU Corp. from August 2005 until October 2007.

In addition to having gained substantial managerial experience as an executive officer of Centex, Mr. Echols possesses important skills and experience gained through his service as a certified public accountant. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Ronald J. Gafford, 61. Director since 1999. Mr. Gafford is a member of the Human Resources Committee and the Corporate Governance and Directors Nominating Committee. Mr. Gafford has been President and Chief Executive Officer of Austin Industries, Inc., a civil, commercial, and industrial construction company, since 2001 and Chairman since 2008. From July 2005 until September 2007, Mr. Gafford served as a member of the board of directors of Chaparral Steel Company, a leading supplier of structural steel and steel bar products.

Mr. Gafford has broad experience in managing and leading a significant industrial enterprise. His service as the Chief Executive Officer of Austin Industries, Inc. provides the Board with additional perspective on the Company’s operations.

Ronald W. Haddock, 70. Director since 2005. Mr. Haddock is a member of the Human Resources Committee and the Audit Committee. Mr. Haddock was Chief Executive Officer of FINA, Inc. from December 1989 until his retirement in July 2000. He was also the Executive Chairman, CEO, and director of Prisma Energy International, a power generation, power distribution, and natural gas distribution company from August 2003 until its acquisition by Ashmore Energy International Limited. He currently serves as Chairman of the board of AEI Services, LLC, an international power generator and distributor and natural gas distribution company; Rubicon Offshore International, an offshore oil storage and production well services company based in Singapore; and Safety-Kleen Systems, Inc., an environmental services, oil recycling, and refining company; and is a director of Alon USA Energy, Inc., a petroleum refining and marketing company; and Petron, a refining and marketing company based in the Philippines.

Mr. Haddock has broad experience in managing and leading significant enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations, including its international opportunities.

Adrian Lajous, 67. Director since 2006. Mr. Lajous is a member of the Audit Committee and the Finance and Risk Committee. Mr. Lajous has been Senior Energy Advisor for McKinsey & Company, a management consulting firm, and President of Petrométrica, S.C., an energy consulting company, since 2001. Mr. Lajous served Pemex in several capacities between 1982 and 1999, having served as Director General and CEO from 1994-1999. Mr. Lajous is Chairman of the Oxford Institute for Energy Studies and is a director of Schlumberger, Ltd., an oilfield services company supplying technology, project management, and information solutions to the oil and gas industry; and Ternium, S.A., a company engaged in the production and distribution of semi-finished and finished steel products.

Mr. Lajous has broad experience in managing and leading significant industrial enterprises in Mexico, where the Company has a number of operations. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Charles W. Matthews, 66. Director since 2010. Mr. Matthews is a member of the Corporate Governance and Directors Nominating Committee. Mr. Matthews served Exxon Mobil Corporation, one of the leading global energy companies in the world, and its predecessor, Exxon Corporation, in several capacities in its legal department since 1971 before being appointed Vice President and General Counsel in 1995 until his retirement in 2010. He is a member of the board of directors of Cullen/Frost Bankers, Inc., a financial holding company and bank holding company.

During his long employment at Exxon Mobil Corporation, Mr. Matthews accumulated broad experience in legal, managerial, and other matters in the energy industry around the world.

Diana S. Natalicio, 71. Director since 1996. Dr. Natalicio is a member of the Human Resources Committee. Dr. Natalicio has been President of the University of Texas at El Paso since 1988. Dr. Natalicio was appointed by President George H.W. Bush to the Commission on Educational Excellence for Hispanic Americans and by President William J. Clinton to the National Science Board and to the President’s Committee on the Arts and Humanities. Under the Board’s retirement policy applicable to Dr. Natalicio, this will be the last year that she will be nominated for election to the Board.

During her long tenure at the University of Texas at El Paso, Dr. Natalicio has gained deep experience in dealing with a broad range of constituencies and competing interests. In addition, her service as a Presidential appointee has given her experience in working with significant governmental and civic officials across the political spectrum.

Douglas L. Rock, 64. Director since 2010. Mr. Rock is a member of the Audit Committee and the Human Resources Committee. From 1990 to August 2010, Mr. Rock served as the Chairman of the board of directors of Smith International, Inc., an oilfield services company. Mr. Rock joined Smith International, Inc. in 1974 and served as Chief Executive Officer, President and Chief Operating Officer from March 1989 until December 2008. From 2004 until 2009, he served as a director of MoneyGram International, Inc., a payment service and money transfer business, and from 1999 until 2008 he served as a director of CE Franklin Ltd., a distributor of pipe, valves, flanges, fittings, production and process control equipment, tubular products and other general oilfield supplies to the oil and gas industry in Canada.

Mr. Rock has broad experience in managing and leading a significant industrial enterprise. His recent service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations. Mr. Rock was recommended to the Nominating Committee for service as a director by Mr. Best and Mr. Hay.

The Board of Directors recommends that you vote FOR all of the Nominees.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company seeks a non-binding advisory vote from its stockholders regarding the compensation of its executive officers as described in this proxy statement.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Company’s long term strategic corporate vision is to be a premier multi-industry growth company that provides superior value to stockholders. The Board of Directors believes that realization of this vision depends in large measure on the talents of the Company’s employees. The Company’s compensation system plays a significant role in its ability to attract, motivate, and retain a high quality workforce. As described in the Compensation Discussion and Analysis, the Company’s executive compensation program (i) encourages high levels of performance and accountability, (ii) aligns the interests of executives with those of stockholders, (iii) links compensation to business objectives and strategies, and (iv) takes into account, as appropriate, the cyclical nature of the Company’s businesses.

This proposal provides stockholders the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON
EXECUTIVE COMPENSATION

The Company seeks a non-binding advisory vote from its stockholders regarding the desired frequency for holding an advisory vote to approve the compensation of our executive officers as described in our annual proxy statements.

This proposal gives stockholders the opportunity to express their views as to whether the advisory vote on the Company’s executive compensation program should occur every one, two, or three years. Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when deciding the frequency of the non-binding advisory vote on the Company’s executive compensation program.

The Board of Directors recommends that a non-binding advisory vote to approve the compensation of our executive officers as disclosed in the Company’s proxy statements occur annually.

While the Board believes this recommendation is appropriate at this time, stockholders are not voting to approve or disapprove this recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of the Company’s executive officer compensation should be held every one, two or three years.

The Board of Directors recommends that you vote for “ONE YEAR” on this proposal.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011, subject to ratification of stockholders.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

Ernst & Young, or a predecessor of that firm, has been the auditors of the accounts of the Company each year since 1958. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2010 and 2009

The following table presents fees for professional audit services rendered by Ernst & Young for the audits of the Company’s annual financial statements for the years ended December 31, 2010 and 2009, and fees for other services rendered by Ernst & Young during those periods:

	2010	2009

Audit fees	$2,527,600	$2,404,500
Audit-related fees	139,911	51,200
Tax fees	208,248	288,957
All other fees	193,295	—

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees

In fiscal years 2010 and 2009, audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory audits in Mexico and Europe, and consents included in other SEC filings.

Audit-Related Fees

Audit-related fees include fees for employee benefit plan audits, use of online research tools, and certain compliance audits.

Tax Fees

Tax fees in fiscal years 2010 and 2009 include fees for tax advice, tax planning, and tax return review.

All Other Fees

All other fees consist of insurance claims services related to the flooding of the Company’s facility in Ashland City, Tennessee. These services include advising the Company on the appropriate methodologies for preparation of insurance claims and assisting in the assembling, analyzing and organizing of accounting documentation with respect to recovery expenditures and business losses.

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by Ernst & Young. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision by him to the Audit Committee at its first meeting after the pre-approval was obtained. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular services or category of services and includes an anticipated budget.

Report of the Audit Committee

We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that five of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.trin.net under the heading “Investor Relations — Governance.”

We annually select the Company’s independent auditors. That recommendation is subject to ratification by the Company’s stockholders.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2010 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.

Based upon our reviews and discussions with management and the independent auditors and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Audit Committee

Leldon E. Echols, Chairman
Rhys J. Best
David W. Biegler
Ronald W. Haddock
Adrian Lajous
Douglas L. Rock

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes how the Human Resources Committee designed the executive compensation program and set individual pay for the executive officers named in the Summary Compensation Table.

Executive Summary

The primary focus of the Company’s executive compensation program is to encourage and reward behavior that promotes attainment of the Company’s annual and long-term business goals. Those goals are set by management, under the oversight of the Board of Directors, and are designed to promote sustainable growth in stockholder value. As stockholders themselves, the Company’s leaders are keenly focused on achieving these goals. The executive compensation programs for 2010, and the three-year performance period beginning with 2011, align with this approach.

Objectives of the Executive Compensation Program

The HR Committee’s primary objectives for the Company’s executive compensation program are to:

•	attract, motivate, and retain the key executives needed to enhance the profitability of the Company;

•	encourage the highest level of performance and accountability for the overall success of the Company;

•	provide an incentive for long term value creation for our stockholders;

•	align compensation with short term and long term business objectives and strategies, financial targets, and the core values of the Company; and

•	take into account as appropriate the cyclical nature of the Company’s businesses.

Design of the Executive Compensation Program

The Company’s executive compensation program reinforces the importance of performance and accountability at both the individual and corporate achievement levels. The Company’s executive compensation program is designed to:

•	provide a reasonable balance between short term and long term compensation;

•	provide a reasonable mix of fixed and incentive-based compensation;

•	retain key executives through the cycles of our businesses;

•	be competitive with the compensation comparator company group;

•	use equity-based awards, stock ownership guidelines, and annual incentives that are linked to the approved budget and stockholder interests; and

•	be transparent and easy to understand.

Components of Compensation

The executive compensation program has four key components:

•	base salary;

•	an executive perquisite payment;

•	annual incentive plans designed to focus on short term performance; and

•	long term incentive plans designed to encourage executives to promote the Company’s position as a premier, multi-industry growth company.

The Named Executive Officers

The Board of Directors has delegated to the HR Committee oversight of the Company’s executive compensation program. The HR Committee reviews and recommends to the independent directors the compensation for the CEO, and the independent directors approve the CEO’s compensation. The HR Committee reviews and approves the compensation of the other named executive officers. The six named executive officers for 2010 were:

•	Timothy R. Wallace, Chairman, Chief Executive Officer, and President

•	James E. Perry, Vice President and Chief Financial Officer (formerly Vice President, Finance and Treasurer until May 3, 2010)

•	D. Stephen Menzies, Senior Vice President and Group President

•	William A. McWhirter, Senior Vice President and Group President (formerly Chief Financial Officer until May 3, 2010)

•	Antonio Carrillo, Vice President and Group President

•	S. Theis Rice, Vice President, Human Resources and Chief Legal Officer

Competitive Analysis through Benchmarking

The HR Committee retains the Compensation Consultant to perform a total compensation study and include benchmarking information on each of the named executive officers. During 2009 and 2010, the Compensation Consultant provided guidance for setting 2010 and 2011 base salaries, annual incentive compensation, and long term incentive compensation for executives.

The compensation study drew from published market surveys and peer group proxy disclosure data. The benchmarks for the 50th percentile (market median) and 75th percentile were derived from market survey data. The HR Committee selected comparator companies from which to compare proxy disclosure data based on criteria that included:

•	industry (manufacturing and industrial);

•	size (based on revenues, assets, market capitalization, and total number of employees);

•	competitiveness (companies that potentially compete with the Company for executive talent); and

•	comparable executive positions (companies with executive positions with similar breadth, complexity, and scope of responsibility).

A review of peer group proxy disclosures was conducted for each of the named executive officers as shown in Table 1. This table depicts companies with revenues ranging between +50% and -50% of Trinity’s 2008 revenue of $3.9 billion or asset values ranging between +50% and -50% of Trinity’s asset value of $4.9 billion.

Table 1 — Comparator Companies Used for Proxy Statement Data by Named Executive Officer

Position Compared	CEO	VP/CFO	EVP/SVP	EVP/SVP	EVP/SVP	VP/CLO
Comparator Companies	Timothy R. Wallace	James E. Perry(1)	D. Stephen Menzies	William A. McWhirter(1)	Antonio Carrillo	S. Theis Rice
AMETEK, Inc.	X	X	X	X	X
Avery Dennison Corporation	X	X	X	X	X
BJ Services Company	X					X
Briggs & Stratton Corporation	X	X
Chicago Bridge & Iron Company N.V.	X	X	X		X
Cooper Industries, PLC	X	X	X	X	X
Crane Co.	X		X	X	X	X
Flowserve Corporation	X	X	X	X	X
Harsco Corporation	X	X	X	X	X	X
Leggett & Platt, Incorporated	X	X	X	X	X
Martin Marietta Materials, Inc.	X	X	X	X	X
Roper Industries, Inc.	X	X				X
Teleflex Incorporated	X	X				X
The Stanley Works	X		X	X	X
The Timken Company	X	X	X	X	X
Vulcan Materials Company	X	X	X	X	X
Worthington Industries, Inc.	X		X	X	X
Total Comparator Companies	17	13	13	12	13	5

(1)	Benchmark study was conducted by the Compensation Consultant in May 2010 for Messrs. Perry and McWhirter.

As noted in Table 1, there were 17 comparator companies. Mr. Perry’s position was compared against 13 of the 17 companies and was not compared against BJ Services Company, Crane Co., The Stanley Works, and Worthington Industries, Inc. because these entities had no CFO position with comparable responsibilities during 2009. Mr. McWhirter’s position was compared to 14 companies and the positions of Messrs. Menzies and Carrillo were compared against 13 of the 17 comparator companies. The positions of Messrs. McWhirter, Menzies, and Carrillo were not compared against BJ Services Company, Briggs & Stratton Corporation, Roper Industries, Inc. or Teleflex Incorporated and for Mr. McWhirter, Chicago Bridge & Iron Company N.V. because these entities did not report comparable operations positions. To capture and include directly applicable industry specific companies for their lines of business, the positions of Messrs. McWhirter, Menzies, and Carrillo were compared against two companies which were not included in our primary comparator group due to not meeting the revenue or asset ranges described above. These additional companies were Dover Corporation and Terex Corporation. Mr. Rice’s position was compared against five comparator companies because his position was not included in the named executive officer disclosure of the other comparator companies.

In addition to the comparator company proxy statement data, comparator company data for base salary, annual cash incentives, and long term incentives was obtained from a combination of the following published survey sources: Mercer, 2009 Executive Compensation Survey (“Mercer”) and Hewitt, TCM Online Executive, United States 2009 Survey (“Hewitt TCM”). All the named executive officers were compared to the two surveys. Data for all compensation components from the two surveys reflected the Durable Goods Manufacturing industry for companies with corporate revenue ranging between $2.5 billion and $5.0 billion or business unit revenue ranging between $0.6 billion and $2.6 billion.

Based on the Hewitt U.S. Salary Increase Survey 2009/2010, all published survey data was time-adjusted to January 1, 2010 using the survey-based annual adjustment factor of 3%.

After establishing the most appropriate job match for each published survey, the Compensation Consultant conducted an analysis of each compensation component using published industry survey data. In addition to the market survey study, a review of peer group proxy disclosures was conducted. The Compensation Consultant then met with Company management, including the CEO, to discuss similarities and differences in responsibilities between the Trinity positions and those in the peer group that could affect the levels of all compensation components. After these discussions and a review of the data from the peer group, the Compensation Consultant provided competitive market information for each executive position. The Compensation Consultant’s analyses, along with the CEO’s compensation recommendations for each named executive officer other than himself, were presented to the HR Committee.

For each named executive officer, the Compensation Consultant determined an overall 50th percentile (market median) and 75th percentile derived from the relevant published survey sources. The Compensation Consultant has advised the HR Committee that compensation is generally competitive if it falls within a range of 15% above or below the 50th percentile market data. The base salary, annual incentive target and long term incentive compensation target of each named executive officer for 2010 were compared to the 50th and 75th percentiles. For all elements of target compensation for 2010, the named executive officers were within +/-20% of the market median, except for Mr. Perry who is new to his position, as shown in Table 2. The HR Committee believes that the 2010 compensation target levels for the named executive officers were appropriate.

Table 2 — 2010 Base Salary, Annual Incentive Target, and Long Term Incentive Target Benchmark Data

	Base Salary Benchmark Data(1)			AIC Target Benchmark Data(1)			LTI Target Benchmark Data(1)
				AIC Target			LTI Target
				(% of Base			(% of Base
Named Executive Officer	Base Salary	50th %ile	75th %ile	Salary)	50th %ile	75th %ile	Salary)	50th %ile	75th %ile
Timothy R. Wallace	$950,000	−2%	−15%	90%	−20%	−37%	275%	−8%	−38%

James E. Perry(2)	$325,000	−29%	−40%	60%	−38%	−51%	110%	−45%	−65%

D. Stephen Menzies	$520,000	+15%	−3%	60%	−4%	−27%	150%	+5%	−33%

William A. McWhirter(3)	$425,000	at median	−15%	75%	+10%	−17%	150%	+4%	−35%

Antonio Carrillo	$375,000	+3%	−14%	60%	at median	−26%	100%	−8%	−44%

S. Theis Rice	$365,000	−3%	−15%	50%	−18%	−36%	100%	−12%	−46%

(1)	Indicates the position of the Company’s 2010 base salary, AIC target or LTI target, respectively, as compared to the market 50th and 75th percentiles using the following formulas: The Company’s 2010 component of pay dollar amount divided by 2010 market 50th percentile dollar amount and the Company’s 2010 component of pay dollar amount divided by 2010 market 75th percentile dollar amount.

(2)	Mr. Perry was named Chief Financial Officer effective May 3, 2010. The compensation market data provided by the Compensation Consultant compared his 2010 compensation against survey data for a Chief Financial Officer position.

(3)	Mr. McWhirter transitioned from Chief Financial Officer to Group President, effective May 3, 2010. The compensation market data provided by the Compensation Consultant compared his 2010 compensation against survey data for a Group President position.

Total Target Compensation Overview

This discussion should be read in conjunction with the Summary Compensation Table and related tables and narrative disclosures that follow the tables which set forth the compensation of the CEO and the other named executive officers.

The HR Committee considers each named executive officer’s compensation based on the overall objectives of the Company’s compensation program and the following:

•	past and expected future performance with respect to specific financial, strategic, and operating objectives;

•	the scope of each executive’s responsibilities within the Company;

•	the executive’s value to the Company;

•	a review of comparator company proxy data; and

•	competitive market survey data against which compensation is benchmarked.

The HR Committee realizes that benchmarking and the comparison of peer group proxy disclosures require a degree of interpretation due to the potential differences in position scope, the complexities associated with executive compensation plans, and the evolution of public company compensation disclosures. The HR Committee uses the benchmarking information and the peer group proxy disclosures provided by the Compensation Consultant as general guidance and makes adjustments to compensation levels based on what the HR Committee believes to be consistent with the overall compensation objectives of the Company and in the best long term interests of the Company’s stockholders.

The HR Committee generally targets total compensation for the named executive officers between the 50th and 75th percentile of total target compensation paid to executives in similar positions as derived from market survey data. The HR Committee believes that this range is appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the profitability of the Company. The HR Committee develops the total compensation amounts using the criteria above and the percentile targets as general guidelines. Total compensation targets may be set closer to the 50th percentile if named executive officers are in the early stages of their careers or relatively new to their current positions. Total compensation targets may be set closer to the 75th percentile if named executive officers are seasoned executives with seniority in their roles at the Company or have extensive work experience in similar positions at other companies which the Company has determined provides additional value. The HR Committee balances these general targets with an assessment of each named executive officer under the criteria mentioned above. The HR Committee also considers (i) the relatively large percentage of performance-based compensation, which may result in total compensation levels that vary from the target percentiles described above, (ii) the periodic impact on earnings of external business conditions outside the control of our executives, and (iii) the cyclical nature of the Company’s businesses.

Although there is no pre-established policy or target for the allocation between short term and long term, or fixed and incentive-based compensation, the aggregate results of the Company’s compensation and benefits program for named executive officers have generally reflected the following:

Short term compensation versus long term compensation

A named executive officer’s short term compensation is normally paid in cash and consists of three primary components:

•	base salary;

•	an executive perquisite payment; and

•	annual incentive compensation.

A named executive officer’s short term compensation (the sum of the short term components listed above) generally falls within a range of 35% to 60% of total compensation.

A named executive officer’s long term compensation consists of three primary components:

•	retirement benefits;

•	deferred compensation; and

•	long term incentive compensation that typically consists of annual equity awards with long term vesting and/or multi-year performance periods.

A named executive officer’s long term compensation (the sum of the long term components listed above) generally falls within a range of 40% to 65% of total compensation. The HR Committee believes that this percentage range appropriately rewards the named executive officers for shorter term accomplishments, while also maintaining their focus on longer-term Company performance.

Fixed versus incentive-based compensation

The Company combines both fixed and incentive-based compensation to attract, motivate, and retain top quality executive management, while encouraging the highest level of performance and accountability for the success of the Company as a whole and long term value creation for stockholders. A named executive officer’s fixed compensation is established to appropriately and fairly compensate the executive given the scope of the responsibilities required by the position. The incentive-based compensation component is based on the achievement of measurable goals that may or may not be achieved. The named executive officer’s incentive-based compensation includes the following components:

•	annual incentives typically paid in cash; and

•	long term incentives typically made through equity awards.

Incentive-based target compensation (including both short term and long term compensation) is generally within a range of 60% to 80% of a named executive officer’s total target compensation. The HR Committee believes that this range is appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the profitability of the Company. The percentage of compensation that is incentive-based increases as a named executive officer’s scope of responsibilities increases. As Chairman, Chief Executive Officer, and President of the Company, Mr. Wallace has a unique and broader range of responsibilities than the other named executive officers, including ultimate responsibility for the overall success of the Company. The HR Committee has therefore determined it is appropriate that he should have the highest percentage of incentive-based target compensation.

Elements of Compensation

Set forth below are the elements of total target compensation, how these elements were applied to each named executive officer, and the analysis of why such amounts were set or paid.

Base Salary

Base salary is intended to attract, motivate, and retain key executives by providing a consistent level of pay that appropriately and fairly compensates the executive for the scope of responsibility inherent in the position. The HR Committee targets the 50th percentile of the market (the market median) as a starting point for discussions pertaining to an executive’s base salary. After evaluating the benchmark data and the peer group proxy disclosures, the CEO discusses with the HR Committee his evaluation of each named executive officer, excluding himself. The discussion includes performance for the past year; specific achievements he believes should be highlighted; changes in scope or complexity of responsibilities that have occurred or will occur in the next year; operating results; organizational improvements; expected future performance; and relative pay equity among the named executive officers.

2010 Base Salary

The 2010 base salaries for the named executive officers can be found in Table 2. The base salary for all the named executive officers was within the compensation range established for each position, except for Mr. Perry who was appointed CFO in May 2010. His base pay was set by the HR Committee as an appropriate salary for Mr. Perry since he is new to his CFO role. Due to economic conditions and based on Mr. Wallace’s recommendation, the 2010 base salaries for the named executive officers, other than Mr. Perry, were not increased in 2010 from their 2009 base salaries. At Mr. Wallace’s request, his base salary has remained the same since 2006.

2011 Base Salary

Mr. Wallace evaluated each of the named executive officers with respect to the benchmark data and changes in scope or complexity of responsibilities that occurred during the year; operating results; organizational improvements; and relative pay equity among the named executive officers. Based on the HR Committee’s review of compensation factors and Mr. Wallace’s recommendations, the following 2011 base salaries were established. At Mr. Wallace’s request, his base salary was unchanged.

Named Executive Officer	Base Salary
Timothy R. Wallace	$950,000

James E. Perry	$350,000

D. Stephen Menzies	$540,000

William A. McWhirter	$450,000

Antonio Carrillo	$400,000

S. Theis Rice	$400,000

Executive Perquisite Allowance

The Executive Perquisite Allowance replaces traditional benefits for executives such as country, health, dinner, luncheon, or airport club dues, and fees and expenses incurred in financial planning and income tax preparation. The Company believes that payment of this allowance serves as part of a competitive total compensation program and enhances the named executive officers’ ability to conduct the Company’s business. Each named executive officer is required to use $6,000 of the amount received under the Executive Perquisite Allowance to maintain a four-door sedan, including Company-approved levels of automobile insurance and other maintenance, and to forego reimbursement for the first 10,000 business miles annually.

The HR Committee can modify the percentage based on the Company’s performance for the previous year or any other circumstance. For 2010, given the decline in Company earnings from 2008 to 2009, the HR Committee approved a reduction to 7.5% of base salary from the 10% paid the prior year. In 2010, the Executive Perquisite Allowance did not reimburse any named executive officer for mileage in excess of 10,000 miles. Additional information on the value of perquisites offered to each named executive officer in 2010 can be found in the footnotes and narrative disclosure pertaining to the “Summary Compensation Table.”

Based on the Company’s 2010 earnings, the HR Committee approved maintaining the 2011 Executive Perquisite Allowance at 7.5% of base salary.

Annual Incentive Compensation

Our Annual Incentive Program (referred to as “AIP”) is an integral component of our total target compensation program. The AIP is designed to link our executive decision-making and performance with the annual goals of the Company, reinforce these goals, and ensure the highest level of accountability for the success of the Company as a whole. Since annual incentive compensation (referred to as “AIC”) comprised about 30% of a named executive officer’s total target compensation for 2010, the AIC portion of our compensation program provides significant motivation for the named executive officers to achieve the performance goals pre-established by the HR Committee.

The HR Committee establishes performance payout levels for the components of the AIC consisting of threshold, target, and maximum. A named executive officer will not receive any AIC unless the threshold performance goal is met or surpassed. The actual amount of AIC awarded is commensurate with the financial performance of the Company and is prorated between the threshold level and maximum level. The HR Committee may adjust, from year to year, the performance criteria or other elements of an executive’s AIP with the objective of assuring managements’ focus on annually appropriate performance metrics. The HR Committee also may choose to: (i) modify or discontinue the AIP at any time, overall or as to any one or more named executive officers, including non-payment or partial payment of incentive compensation or granting equity in lieu of cash compensation, with or without notice; (ii) modify an executive’s AIP if an executive’s responsibilities change significantly; (iii) reduce a named executive officer’s AIC on a discretionary basis for failing to meet job performance expectations; (iv) recoup all or any portion of an AIC under circumstances where the Company restates its financial statements; or (v) remove individuals from the AIP at any time. The HR Committee may remove any extraordinary, unusual, or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.

2010 Annual Incentive Compensation

In 2010, the Company’s AIP was designed to focus participants on a common financial goal, earnings per share (“EPS”). The HR Committee established the 2010 AIP threshold at $0.47 of EPS (the Company’s 2010 budgeted EPS), and an AIP maximum of $2.75 of EPS, which represented a normalized, strong market earnings level. The AIP would pay 20% of maximum incentive pay at threshold, 50% of maximum incentive pay at $1.37 of EPS, and a full payout at $2.75 of EPS. In 2010 the Company was also highly focused on cash flow during the economic downturn. To encourage management to focus on an additional incentive component, after-tax free cash flow (“Free Cash Flow”) was included as an AIP enhancement. One-half of any amount above the 2010 Free Cash Flow benchmark of $100 million (the Company’s 2010 budgeted amount, after appropriate tax adjustments) would be converted to a fully diluted earnings per share amount and result in an adjustment to incentive payout amounts, subject to the attainment of the threshold EPS goal.

The 2010 maximum annual incentive compensation amounts for each named executive officer are set forth in Table 3.

Table 3 — 2010 Maximum Annual Incentive Compensation

	Maximum AIC	Maximum AIC
Named Executive Officer	(% of Base Salary)	(Dollar Value)
Timothy R. Wallace	180%	$1,710,000

James E. Perry	105%	311,500

D. Stephen Menzies	120%	624,000

William A. McWhirter	150%	637,500

Antonio Carrillo	105%	393,750

S. Theis Rice	87.5%	319,375

The amounts of the 2010 AIP awards paid to the named executive officers were paid at 32.7% of their maximum payout potential. The 2010 AIP payout was based on Company EPS of $0.85 which exceeded threshold level but was below target level. No additional incentive was earned from the Free Cash Flow component primarily due to the Company’s investment in working capital in response to growth opportunities in certain of its businesses. The HR Committee did not exercise any negative discretion in the 2010 incentive payouts as it believed the payouts appropriately reflected the Company’s performance. See the “Summary Compensation Table” for the actual payments for 2010 AIC.

Setting 2011 Annual Incentive Compensation Performance Goals

The HR Committee determined that the 2010 AIP was highly effective in focusing executive attention on EPS. The Free Cash Flow component was less effective because the Company began investing more in working capital, organic growth, and growth through acquisitions. The Company’s business forecast for 2011 showed a moderate improvement in revenues and earnings. Accordingly, the HR Committee approved using EPS as the exclusive AIP goal for the named executive officers in 2011. The HR Committee established the 2011 AIP maximum at $1.50 of EPS, which represents a significant improvement in earnings over 2010. The threshold was set at $0.90 EPS, which represents a growth in earnings of 6% over 2010. The target was set at $1.20 EPS. The percentage payout for threshold performance was set at 20% of maximum incentive pay. The AIP would make a full payout at the maximum EPS goal and would pay 50% of maximum at the target EPS goal. The HR Committee noted the high degree of difficulty in achieving payouts at the target level since it represents a growth in earnings of more than 40% over 2010’s EPS and growth of more than 75% over 2010 at the maximum. For 2011, Mr. Wallace’s maximum AIC is 200% of his base salary. The 2011 maximum AIC for each of the other named executive officers is 150% of their respective base salaries. See the “Grants of Plan-Based Awards Table” for more information on future possible payments to the named executive officers.

Long Term Incentive Compensation

Long term incentives (referred to as “LTI”) are a key part of our total target compensation for executives and are provided through the stockholder-approved stock option and incentive plan. The overarching purpose of LTI is to align employee interests with those of the Company’s stockholders and encourage key employees to look beyond the annual planning horizon for ways to improve the Company’s earnings and returns through a variety of strategic and operational initiatives.

The LTI program accomplishes this by linking incentives to the strategic objectives of the Company. Each year, management reviews the Company’s strategic objectives with the Board of Directors and prepares a multi-year business plan. The HR Committee uses the approved multi-year business plan as a guide when establishing the target level performance goals and performance periods for the performance-based LTI compensation program.

An executive’s target LTI grant can be composed of three types of long term incentives: (1) performance-based restricted stock or units; (2) retention-based restricted stock; and (3) stock options. The HR Committee establishes guidelines for the ratio that it expects to award through restricted stock or unit grants. The Company’s named executive officers could earn up to 75% of their LTI target compensation in the form of performance-based restricted stock or units and 25% in the form of retention-based restricted stock or units. Due to the cyclical nature of the Company’s businesses, the HR Committee directed management to calculate the value of an executive’s equity grant based on the one-year average Common Stock price.

The HR Committee does not retain discretion to reduce performance-based awards earned up to the target level. The HR Committee believes this decision provides executives greater clarity regarding their compensation.

Starting in 2006, the HR Committee began issuing a type of performance-based restricted stock (referred to as “PBRS”). PBRS has been issued with performance periods of two and three years. The Company’s performance during the performance periods is used to determine the size of the PBRS grant for an executive. The performance period occurs prior to the granting of equity. After the performance period ends and if the performance goals are achieved, the HR Committee grants to each of the named executive officers the corresponding amount of PBRS that then vests over a specified period of time. The design of these plans has resulted in restricted stock programs that extend between seven and eight years.

In 2010, the Compensation Consultant recommended that management consider, and the HR Committee approved, transitioning to a new type of performance-based restricted stock unit program (referred to as “PBRSU”). The newer program is more widely used by the Company’s peer companies. This program will begin in 2011. The 2011 PBRSU program is designed to increase the visibility of the long term incentive performance goals for the executives who participate in the program; align their efforts toward achieving these goals; and reinforce pay-for-performance linkage through quicker settlement of awards.

This 2011 PBRSU program is designed to accomplish these goals by granting to the executives restricted stock units at pre-established target levels at the beginning of a three-year performance period. The Company’s attainment of certain performance goals during the performance period determines the quantity of shares that ultimately vest at the end of the performance period. The HR Committee designed the PBRSU program to more closely align the period in which the program’s expenses are recognized with the Company’s financial performance.

As a result of transitioning to this new approach, there is a small overlap between the programs. The HR Committee determined it would be better to phase in the new PBRSU program over the next three years rather than cancelling the original 2006 PBRS program.

For 2011, Mr. Wallace’s LTI target is 325% of base salary. The 2011 LTI target for each of the other named executive officers is 175% of their respective base salaries.

PBRS Grants Made During 2010

For 2010, PBRS grants were contingent upon the achievement of certain performance levels during a three-year performance period from 2007-2009. The levels were based on cumulative EPS (weighted 70%) and average return on equity (“ROE”) (weighted 30%). The performance levels for all named executive officers for PBRS awards granted in 2010 are shown in Table 4. Since the Company earned cumulative diluted EPS of $8.57, excluding the goodwill impairment charge, and average ROE of 13.4% during the performance period, the HR

Committee approved granting awards that were 64.7% of the performance-based LTI compensation target for each named executive officer. See the “Grants of Plan-Based Awards” table for awards granted in 2010.

Table 4 — Performance Levels for the 2010 PBRS Grant Program

EPS	EPS	ROE	ROE
Threshold	Target	Threshold	Target
$7.18	$10.25	12.43%	15.53%

PBRS Grants for 2011

For the three year performance period beginning in 2008 and ending in 2010, the Company did not achieve the LTI threshold levels of cumulative EPS of $8.66 and average ROE of 12.96%. As a result, the HR Committee does not plan to make any performance-based grants for the 2008-2010 performance period.

Performance Levels for 2012 and 2013 PBRS Grants

At the end of 2011, the Company will have two additional performance periods remaining on the PBRS grant program.

In March 2010, the HR Committee approved the establishment of four key metrics in determining equity grants for the performance periods 2010-2011 and 2010-2012. The metrics are (i) cumulative Company ROE, (ii) cumulative net income, (iii) cumulative revenue from acquisitions or organic growth, and (iv) the Company’s credit rating. Each of these metrics cultivates management concentration on performance improvements linked to long-term stockholder value. Taken together, these metrics compel management to address growth and investment relative to risk and liquidity. The performance-based threshold level and target level performance goals for all named executive officers with respect to the four metrics are shown in Table 5.

It is important to note that performance goals are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and should, therefore, not be considered as statements of the Company’s expectations or estimates.

Table 5 — Performance Levels for the 2012 and 2013 PBRS Grants

					Revenue from
					Acquisition or
	Return on Equity		Net Income		Organic Growth		Credit Rating(1)
	(30% Weight)		(30% Weight)		(25% Weight)		(15% Weight)
Grant Periods	Threshold	Target	Threshold	Target	Threshold	Target	Threshold	Target
2012	5.0%	8.0%	$75 M	$125 M	$150 M	$250 M	BB	BB+

2013	8.0%	12.0%	$150 M	$200 M	$250 M	$375 M	BB	BB+

(1)	Higher of Standard & Poor’s or Moody’s rating on the measurement date.

The amount of shares a named executive officer is granted is contingent upon achievement of levels, as follows:

•	By achieving the threshold performance level for a performance goal, a named executive officer can earn 35% of the executive’s LTI compensation target for the performance-based component of the LTI grant based on the weighting for the performance goal.

•	By achieving the target performance level for a performance goal, a named executive officer can earn 70% of the executive’s LTI compensation target for the performance-based component of the LTI grant based on the weighting for the performance goal.

•	By exceeding the target performance level for a performance goal for awards in 2012 and 2013, a named executive officer can earn up to 150% and 200%, respectively, of the executive’s LTI compensation target for the performance-based component of the LTI grant.

A named executive officer will not receive LTI unless the threshold performance goal is met or surpassed. The actual amount of performance-based LTI compensation awarded is proportionate to the performance achieved between threshold level and maximum level.

Performance Levels for the new 2011 PBRSU

In January 2011, the HR Committee approved establishing cumulative EPS as the primary goal for the PBRSU grant program for the performance period 2011-2013. The EPS goal was established in light of improving, but still uncertain, economic conditions; the general expectation for a slow to moderate economic recovery over the next three years and the impact of this recovery on the Company’s businesses over such time frame; and the desire of the Company to focus its executives on improving earnings. The threshold level represents an 8% annual increase in growth in earnings over 2010 and the target level represents a 25% annual increase in earnings over 2010. The HR Committee also took into consideration that existing and continuing PBRS programs focused on growth, maintaining or improving our equity position, improving return on equity, and maintaining or improving our credit rating could also pay out during 2012 and 2013.

It is important to note that performance goals are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and, therefore, should not be considered as statements of the Company’s expectations or estimates.

Table 6 — Performance Levels for the 2011 PBRSU Grants

Cumulative	EPS	EPS
Measurement Period	Threshold	Target
2011- 2013	$3.00	$4.00

In 2011, the named executive officers will be granted 75% of their respective LTI compensation targets as PBRSUs. These PBRSUs are non-voting and will not pay dividends. At the end of the applicable performance period, the named executive officers can earn from 30% at threshold up to 200% of the target grant, or maximum level. If the Company achieves target level EPS, the named executive officers will retain 100% of their PBRSU grants. The actual amount of performance-based LTI compensation awarded will be proportionate to the performance achieved between threshold level and maximum level.

Retention-Based Restricted Stock Grants

Retention-based restricted stock is also an important part of LTI compensation. The HR Committee awards executive retention-based restricted stock to facilitate retention, motivation, and reward. Such awards also help maintain appropriate compensation balance among executives, given their respective roles and responsibilities.

For 2010, after a review of the named executive officers’ contributions to the long term value of the Company and the financial performance of the Company for the prior year, and based on Mr. Wallace’s recommendation, the HR Committee awarded Messrs. Perry, McWhirter, Menzies, Carrillo and Rice 71%, 31%, 16%, 24% and 13% respectively, of their LTI compensation as retention-based restricted stock. These retention-based restricted stock grants vest in five equal annual installments beginning on May 15th following the first anniversary of the grant. Recipients of retention-based restricted stock are entitled to dividends and to vote the shares during the restricted period. In addition, Mr. Carrillo was granted 5,800 shares of restricted stock for retention purposes that will vest 1/3 each in 5, 10 and 15 years after the grant date. At his request, Mr. Wallace was not issued any retention-based restricted stock.

Internal Equity Regarding CEO Compensation

The HR Committee follows the same processes and methods disclosed herein in establishing the compensation for all other named executive officers as it does in recommending to the independent directors the compensation package for Mr. Wallace. As noted previously, his position as Chairman of the Board, Chief Executive Officer, and President is compared to other executives in comparable positions in the peer group and surveys previously disclosed in this proxy statement. Since as the Chairman, Chief Executive Officer, and President of the Company, he

has a unique and greater set of responsibilities as compared to the other named executive officers, including having the ultimate responsibility for the overall success of the Company, the Board of Directors does not consider his compensation to be comparable to the compensation of the other named executive officers. It is important to note that for several years, Mr. Wallace has told the HR Committee and the Board of Directors he believes he is adequately compensated and does not expect any increase in his compensation package. In deference to his request, the Board has kept his base salary fixed for the last five years at the current level.

Recoupment on Restatement

The Board of Directors has adopted a Company policy that allows payouts to be recouped under annual and/or long term incentive plans if the financial statements on which they are based are subsequently required to be restated as a result of errors, omissions, fraud, or other misconduct. The policy provides discretion to the HR Committee to make such determinations while providing a framework to guide their decisions.

Post-employment Benefits

The Company’s retirement, savings, and deferred compensation plans are designed to provide some assurance that executives are financially prepared to transition from active employment. The HR Committee believes that these plans assist in recruiting and retaining senior executives. Each of the plans is discussed in the “Compensation of Executives” section of this proxy statement. The Company’s retirement, savings, and deferred compensation plans consist of the following:

•	Trinity Industries, Inc. Standard Pension Plan (the “Standard Pension Plan”) — a funded, tax qualified, non-contributory defined benefit pension plan that covers certain of our employees, including the named executive officers. Earnings are capped by the Internal Revenue Code (the “Code”) for those defined as “highly compensated employees.”

On February 13, 2009, the Board amended the Standard Pension Plan. This amendment is designed to reduce future pension costs and provides that, effective March 31, 2009, all future benefit accruals under the Standard Pension Plan automatically ceased for all participants, and the accrued benefits under the Standard Pension Plan were determined and frozen as of that date. The amendment to the Standard Pension Plan does not affect other benefits earned by participants prior to March 31, 2009.

•	Trinity Industries, Inc. Supplemental Retirement Plan (the “Supplemental Retirement Plan”) — a non-qualified plan that provides annual retirement benefits that are not provided under the Standard Pension Plan because of Code limitations. Several years ago the Board of Directors made the decision to discontinue adding executives to this plan. Mr. Wallace was a participant at the time and was grandfathered. As a result, Mr. Wallace is the only named executive officer that participates in the Supplemental Retirement Plan.

On February 13, 2009, the Board amended the Supplemental Retirement Plan designed to reduce future retirement plan costs. This amendment provides that all future benefit accruals under the Supplemental Retirement Plan automatically ceased effective March 31, 2009 and the accrued benefits under the Supplemental Retirement Plan were determined and frozen as of that date, including Mr. Wallace’s benefits.

•	Trinity Industries, Inc. Profit Sharing 401(k) Plan (the “401(k) Plan”) — a voluntary, tax qualified, defined contribution plan that covers most of our employees, including the named executive officers, and includes a potential, annual Company match for a portion of each employee’s contribution.

On February 13, 2009, the Board, in connection with its decision to freeze the Standard Pension Plan, amended the 401(k) Plan effective with the 2009 Plan year to (i) allow the participants in the Standard Pension Plan to participate in the enhanced portion of the 401(k) Plan that provides for potential annual contributions by the Company to the participating employee’s account of up to an additional 3% of an employee’s base pay, subject to the Code limit for 401(k) plans, depending upon years of service (the “Annual Retirement Contribution”) and (ii) require Board approval for the Company to make the 401(k) Company match and the Annual Retirement Contribution.

•	Trinity Industries, Inc. Supplemental Profit Sharing Plan (the “Supplemental Plan”) — a supplemental deferred profit sharing plan for highly compensated employees that allows them to defer a portion of their base pay and annual incentive and includes a Company match for a portion of their contribution.

•	2008 Deferred Compensation Plan and Agreement (the “Deferred Compensation Plan”) — a plan to encourage the retention of strategically important executives focused on continuous improvement and growth of the Company and in recognition of their contribution to the Company and in the case of Messrs. Perry, McWhirter, Menzies, Carrillo and Rice, to provide benefits on retirement in lieu of participation in the Supplemental Retirement Plan.

Change in Control Agreements

The Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in potential circumstances arising from the possibility of a change in control of the Company. Accordingly, the Company has entered into a change in control agreement with each of the named executive officers that provides for certain vesting upon a change in control and the payment of certain compensation if the named executive officer’s employment with the Company is terminated under one of the circumstances described in the agreement in connection with a change in control of the Company (as defined in the agreement). We consider the compensation that would be payable under the agreement upon termination following a change in control to be appropriate in light of the unique mix of the industries in which we are engaged, the limited number of companies in many of those industries, and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the change in control agreements were considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but are not specifically considered by the HR Committee when making changes in base salary, AIC, or LTI compensation. The change in control severance benefits are discussed in the Executive Compensation section under “Potential Payments Upon Termination or Change in Control.” The Company does not have severance agreements with named executive officers other than in connection with the change in control agreements.

Welfare Benefits

The Company-supported medical plan, life insurance, and long term disability plan, and employee-paid dental, vision, cancer-specific insurance, and optional life insurance are substantially similar for the named executive officers as for all full-time employees.

Limitation on Deductibility of Executive Compensation

For a publicly held corporation, Section 162(m) of the Code limits the federal income tax deduction for the compensation of certain executive officers that exceeds $1 million per year. “Performance-based” compensation is not subject to the limitations on deductibility and the HR Committee strives to structure compensation so as to qualify for deductibility. The HR Committee will continue to monitor future deductibility options. However, the HR Committee may authorize compensation that may not be deductible when it deems doing so to be in the best interest of the Company and its stockholders.

Stock Ownership Guidelines

Stock ownership guidelines have been adopted that require the CEO to maintain ownership of Company Common Stock valued at five times base salary, the other named executive officers at three times base salary, and the Board of Directors at three times annual retainer. Stock ownership is defined as stock owned without restrictions; restricted shares that vest at retirement; shares or share equivalents held in a qualified or non-qualified profit sharing plan; shares or units granted on which restrictions remain; and equivalent shares determined from vested, in-the-money stock options. The named executive officers and the directors are all in compliance with the Company’s stock ownership requirements.

Conclusion

The HR Committee believes the executive compensation program provides appropriate incentives to each executive officer to strive for the Company’s achievement of outstanding operating results and concurrent preservation of, and improvements to, the Company’s financial condition, thereby clearly aligning each executive’s compensation prospects with the long-term interests of our stockholders. In summary, the Company’s compensation policies and programs are designed to encourage sustained efforts to produce future growth and continuous enhancements to the Company’s operations and related levels of profitability.

Human Resources Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Human Resources Committee

Jess T. Hay, Chairman
Leldon E. Echols
Ronald J. Gafford
Ronald W. Haddock
Diana S. Natalicio
Douglas L. Rock

Compensation of Executives

Summary Compensation Table

The following table and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of the Company’s executive compensation program.

The “Summary Compensation Table” below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010, 2009, and 2008. The compensation for Messrs. Perry and Carrillo for 2008 and 2009 is not shown because they were not named executive officers for those years.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Timothy R. Wallace	2010	$950,000	$—	$1,973,580	$—	$559,170	$736,571	$280,804	$4,500,125
Chairman, Chief Executive	2009	950,000	—	1,254,400	—	940,500	735,432	361,428	4,241,760
Officer, and President	2008	950,000	—	2,918,730	395,055	1,671,136	1,077,123	452,718	7,464,762

James E. Perry	2010	296,667	20,000	444,500	—	101,861	—	65,728	928,756
Vice President and Chief Financial Officer

D. Stephen Menzies	2010	520,000	—	698,500	—	204,048	16,253	126,105	1,564,906
Senior Vice President	2009	520,000	—	504,896	—	343,200	38,557	188,948	1,595,601
and Group President	2008	520,000	—	870,672	209,147	609,818	29,562	250,177	2,489,376

William A. McWhirter	2010	425,000	—	698,500	—	208,463	26,845	119,058	1,477,866
Senior Vice President and	2009	425,000	—	470,400	—	350,625	30,066	144,113	1,420,204
Group President	2008	425,000	—	1,083,618	185,908	498,409	33,512	149,637	2,376,084

Antonio Carrillo	2010	375,000	—	508,000	—	128,756	—	101,091	1,112,847
Vice President
and Group President

S. Theis Rice	2010	365,000	—	304,800	—	104,436	35,429	83,494	893,159
Vice President, Human	2009	365,000	—	285,376	—	175,656	37,320	99,741	963,093
Resources and Chief Legal Officer	2008	365,000	—	336,396	116,193	313,154	45,000	108,467	1,284,210

(1)	For Messrs. Wallace, Perry, McWhirter, and Carrillo, $40,850; $9,568; $18,275; and $16,125, respectively, of the above amount was deferred pursuant to the Supplemental Plan and also is reported in the “Nonqualified Deferred Compensation Table.”

(2)	Mr. Perry received a bonus of $20,000 for his efforts in activities associated with the Company’s lease fleet financing.

(3)	Stock and option awards are the grant date fair value dollar amounts computed in accordance with ASC Topic 718. Our policy and assumptions made in the valuation of share-based payments are contained in Note 16 of Item 8 of the Annual Report on Form 10-K for the year-ended December 31, 2010.

(4)	Non-equity incentive plan compensation represents cash awards earned (i) during 2010 under the 2010 Annual Incentive Program based on goal achievements, (ii) during 2009 under the 2009 Annual Incentive Program based on goal achievements and (iii) during 2008 under the 2008 Annual Incentive Program based on goal achievements. For 2010, for Mr. Wallace $16,775 and Mr. Perry $3,056 of the above amount was deferred pursuant to the Supplemental Plan and is also reported in the “Nonqualified Deferred Compensation Table.”

(5)	This column represents both changes in pension value for the named executive officers, as well as above market earnings on deferred compensation. For Mr. Wallace for 2010, $731,000 of this column represents the aggregate change in pension values during the 2010 fiscal year under the Standard Pension Plan and the Supplemental Retirement Plan, and $5,571 represents Mr. Wallace’s above market earnings on nonqualified deferred compensation under the Company’s Deferred Compensation Plan. For 2010 for Messrs. McWhirter, Menzies, and Rice, the change in pension values was $25,000; $14,000; and $35,000, respectively, under the Standard Pension Plan and the above market earnings on nonqualified deferred compensation under the Deferred Compensation Plan were $1,845; $2,253; and $429, respectively. For 2009 for Mr. Wallace, $729,000 of this column represents the aggregate change in pension values during 2009 fiscal year under the Standard Pension Plan and the Supplemental Retirement Plan, and $6,432 represents Mr. Wallace’s above market earnings on nonqualified deferred compensation under the Company’s Deferred Compensation Plan. For 2009 for Messrs. McWhirter, Menzies, and Rice, the change in pension values was $28,000; $36,000; and $37,000, respectively, under the Standard Pension Plan and the above market earnings on nonqualified deferred compensation under the Deferred Compensation Plan were $2,066; $2,557; and $320, respectively. For Mr. Wallace for 2008, $1,050,000 of this column represents the aggregate change in pension values during 2008 fiscal year under the Standard Pension Plan and the Supplemental Retirement Plan, and $27,123 represents Mr. Wallace’s above market earnings on nonqualified deferred compensation under the Company’s Deferred Compensation Plan. For 2008 for Messrs. McWhirter, Menzies, and Rice, the change in pension values was $25,000; $19,000; and $45,000, respectively, under the Standard Pension Plan and the above market earnings on nonqualified deferred compensation under the Deferred Compensation Plan were $8,512; $10,562; and $0, respectively.

(6)	The following table is a breakdown of all other compensation included in the “Summary Compensation Table” for the named executive officers:

All Other Compensation

				Company
			Perquisites	Contributions
		Executive	and Other	to Defined	Deferred	Total All
		Perquisite	Personal	Contribution	Compensation	Other
Name	Year	Allowance(1)	Benefits	Plans(2)	Plan(3)	Compensation
Timothy R. Wallace	2010	$71,250	$—	$58,637	$150,917	$280,804

	2009	95,000	—	77,378	189,050	361,428

	2008	95,000	—	95,604	262,114	452,718

James E. Perry	2010	22,250	—	15,916	27,562	65,728

D. Stephen Menzies	2010	39,000	—	14,700	72,405	126,105

	2009	52,000	36,418 (4)	14,210	86,320	188,948

	2008	52,000	78,295 (4)	6,900	112,982	250,177

William A. McWhirter	2010	31,875	—	23,837	63,346	119,058

	2009	42,500	—	24,050	77,563	144,113

	2008	42,500	—	14,796	92,341	149,637

Antonio Carrillo	2010	28,125	—	22,590	50,376	101,091

S. Theis Rice	2010	27,375	—	9,175	46,944	83,494

	2009	36,500	—	9,175	54,066	99,741

	2008	36,500	—	4,152	67,815	108,467

(1)	Represents the amounts payable pursuant to the Executive Perquisites Allowance.

(2)	Represents the Company’s matching amounts under the Company’s 401(k) Plan for 2010 for Messrs. Wallace $14,700; McWhirter $14,700; Menzies $14,700; Perry $11,132; Carrillo $14,527 and Rice $9,175 and under the Company’s Supplemental Plan for 2010 for Messrs. Wallace $43,937; McWhirter $9,137; Perry $4,784; and Carrillo $8,063.

(3)	Represents an amount equal to 10% of the salaries and annual incentive compensation set aside pursuant to the Deferred Compensation Plan. These amounts also are included in the “Nonqualified Deferred Compensation Table.” The Deferred Compensation Plan is discussed following that table.

(4)	Amounts for Mr. Menzies in 2008 and 2009 are for reimbursement of commuting expenses including a gross up for federal taxes, personal use of the Company’s aircraft, automobile maintenance services, and incidental items received in connection with attendance at a Board of Directors meeting.

Grants of Plan-Based Awards

The following table summarizes the 2010 grants of equity and non-equity plan-based awards for the named executive officers and the 2011 grants of non-equity plan-based awards for the named executive officers.

Grants of Plan-Based Awards Table

					Estimated
					Future
					Payouts
					Under
		Estimated Possible Payouts and			Equity	All Other
		Future Payouts Under Non-Equity			Incentive	Stock Awards	Grant Date
		Incentive Plan Awards(2)			Plan Awards(3)	Number of	Fair Value
						Shares of	of Stock
	Grant	Threshold	Target	Maximum		Stock	Awards
Name	Date(1)	($)	($)	($)	Target(#)	(#)(4)	($)(5)
Timothy R. Wallace
2010 Annual Incentive Plan		$342,000	$855,000	$1,710,000

2010 Equity Awards	05/03/10				77,700	—	$1,973,580

2011 Annual Incentive Plan		380,000	950,000	1,900,000

James E. Perry
2010 Annual Incentive Plan		62,300	178,000	311,500

2010 Equity Awards	05/03/10				5,000	12,500	444,500

2011 Annual Incentive Plan		105,000	262,500	525,000

D. Stephen Menzies
2010 Annual Incentive Plan		124,800	312,000	624,000

2010 Equity Awards	05/03/10				23,200	4,300	698,500

2011 Annual Incentive Plan		162,000	405,000	810,000

William A. McWhirter
2010 Annual Incentive Plan		127,500	318,750	637,500

2010 Equity Awards	05/03/10				19,000	8,500	698,500

2011 Annual Incentive Plan		135,000	337,500	675,000

Antonio Carrillo
2010 Annual Incentive Plan		78,750	225,000	393,750

2010 Equity Awards	05/03/10				9,400	10,600	508,000

2011 Annual Incentive Plan		120,000	300,000	600,000

S. Theis Rice
2010 Annual Incentive Plan		63,875	182,500	319,375

2010 Equity Awards	05/03/10				10,400	1,600	304,800

2011 Annual Incentive Plan		120,000	300,000	600,000

(1)	The grant date of all stock awards is the date of the HR Committee meeting or Board meeting at which such award was approved.

(2)	Represents the potential amounts payable in 2011 under the 2010 Annual Incentive Program for attainment of performance goals and potential amounts payable in 2012 under the 2011 Annual Incentive Program for attainment of performance goals.

(3)	For 2010 equity awards, represents the number of performance-based restricted shares that were awarded in May 2010 to each of the named executive officers as performance-based awards based on financial performance for 2007 through 2009. These shares vest as discussed below.

(4)	The restricted stock granted in May 2010 to Messrs. McWhirter, Menzies, Perry, Carrillo and Rice were granted as time-based awards and vest as described below.

(5)	The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

The stock awards described in the “Summary Compensation Table” are the dollar amounts of the grant date fair value of the awards calculated in accordance with ASC Topic 718.

The stock awards in May 2010 to the named executive officers were grants of restricted stock pursuant to our Amended and Restated 2004 Stock Option and Incentive Plan that vest in five equal annual installments beginning on May 15th following the first anniversary of the grant or earlier upon death, disability, or a change in control or consent of the HR Committee after three years from the date of grant. The awards are forfeited if termination of employment occurs prior to vesting. The performance based restricted stock awards were made as long-term compensation based on the aggregate achievement of the Company’s 2007 through 2009 financial performance of cumulative diluted EPS of $8.57, excluding the goodwill impairment charge and average ROE of 13.4%. The recipients of the restricted stock are entitled to dividends and to vote the shares of Common Stock during the restricted period. See the description of such restricted stock grants for 2010 in “Long Term Incentive Compensation” under “Compensation Discussion and Analysis” and “Long Term Incentive Compensation — PBRS Grants made during 2010.”

The non-equity incentive plan awards for 2010 to the named executive officers were based on the Company EPS of $0.85. No additional incentive was earned on the Free Cash Flow goal.

The estimates for future payouts under the 2011 Annual Incentive Program represent potential payments of annual incentive compensation for 2011. The HR Committee established the annual incentive performance goals for 2011 based on earnings per share. To achieve target, the Company must earn EPS of $1.20 for 2011. See “Setting 2011 Annual Incentive Compensation Performance Goals” under “Compensation Discussion and Analysis” above for description of the goals.

The Company has an Executive Perquisite Allowance that in 2010 provided to the named executive officers an allowance of 7.5% of base pay in lieu of providing company furnished vehicles, club memberships, and similar perquisites. Other than being required to use $6,000 of the perquisite allowance to maintain a four-door sedan, including insurance and other maintenance, and to forego reimbursement for the first 10,000 business miles annually, the perquisite allowance is to be used at the discretion of the executive for perquisite type expenses. It is intended that the perquisite allowance will eliminate charges to the Company for personal benefits for the executives that are not provided to Company employees generally other than occasional de minimis items such as the use of Company tickets to entertainment events or expenses related to spousal travel. The perquisite allowance is not intended to cover personal use of the Company’s aircraft or commuting or relocation expenses. For security purposes, the Board requires the CEO to use the Company aircraft for personal travel to the extent possible, and the value attributed to such personal use is calculated using the aggregate incremental cost method. Incremental costs include the cost of fuel, catering, landing fees, flight crew expenses, “dead head” costs of flying aircraft to and from locations for personal use, and the dollar value of the lost tax deductions for expenses that exceed the amounts reported as income for the named executive officers. During 2010, Mr. Wallace had personal use of Company aircraft for one trip.

The Company has a 401(k) Plan that permits employees to elect to set aside up to 14% of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. Depending upon years of service, the Company may match up to 50% of no more than 6% of the employee’s compensation set aside for this purpose. For employees who participate in the enhancement to the 401(k) Plan, the Company contributes up to an additional 3% of the employee’s base pay (subject to the maximum limit permitted by the Code) depending upon years of service to the account of employees participating in the enhanced portion of the 401(k) Plan as an Annual Retirement Contribution. As a result of the amendment to the Standard Pension Plan adopted on February 13, 2009, the named executive officers’ accrued benefits were frozen and no future benefits will accrue under the Standard Pension Plan. Therefore, commencing with the 401(k) plan’s 2009 Plan year, all of the named executive officers were eligible to participate in the enhanced portion of the 401(k) Plan. Matching contributions under the Supplemental Plan are discussed under “Nonqualified Deferred Compensation.”

The change in pension value for Mr. Wallace is primarily a result of the passage of time and changes in actuarial assumptions.

Base salary, the Executive Perquisite Allowance, and annual incentive compensation in 2010 represented from 35% to 56% of the named executive officers’ total compensation as reflected in the “Summary Compensation Table.”

Outstanding Equity Awards at Year-End

The following table summarizes as of December 31, 2010, for each named executive officer, the number of unexercised options and the number of shares of unvested restricted stock. The market value of the stock awards was based on the closing price of the Common Stock as of December 31, 2010, which was $26.61.

Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards			Stock Awards
									Equity
									Incentive
							Equity		Plan Awards:
							Incentive		Market or
							Plan Awards:		Payout
	Number of	Number of				Market	Number of		Value of
	Securities	Securities			Number of	Value of	Unearned		Unearned
	Underlying	Underlying			Shares or	Shares or	Shares, Units		Shares, Units
	Unexercised	Unexercised			Units of	Units of	or Other		or Other
	Options	Options	Option		Stock That	Stock That	Rights That		Rights That
	(#)	(#)	Exercise	Option	Have Not	Have Not	Have Not		Have Not
			Price	Expiration	Vested	Vested	Vested		Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)(2)	($)	($)		($)
Timothy R. Wallace	20,550	—	18.94	05/10/14	434,365	$11,558,453	$2,137,500	(3)	$2,137,500 (3)

	17,700	—	17.94	05/09/15			2,137,500	(4)	2,137,500 (4)

	—	85,000	16.24	12/10/18

James E. Perry	1,500	—	20.24	09/20/14	49,780	1,324,646	268,125	(3)	268,125 (3)

	1,200	—	17.94	05/09/15			268,125	(4)	268,125 (4)

	—	12,500	16.24	12/10/18

D. Stephen Menzies	4,680	—	18.94	05/10/14	131,850	3,508,529	682,500	(3)	682,500 (3)

	8,610	—	17.94	05/09/15			682,500	(4)	682,500 (4)

	—	45,000	16.24	12/10/18

William A. McWhirter	4,500	—	18.94	05/10/14	169,226	4,503,104	557,813	(3)	557,813 (3)

	7,200	—	17.94	05/09/15			557,813	(4)	557,813 (4)

	—	40,000	16.24	12/10/18

Antonio Carrillo	1,500	—	18.94	05/10/14	113,623	3,023,508	492,188	(3)	492,188 (3)

	3,030	—	17.94	05/09/15			492,188	(4)	492,188 (4)

	—	30,000	16.24	12/10/18

S. Theis Rice	6,000	—	11.33	05/29/13	70,313	1,871,029	342,188	(3)	342,188 (3)

	4,950	—	18.94	05/10/14			342,188	(4)	342,188 (4)

	8,160	—	17.94	05/09/15

	—	25,000	16.24	12/10/18

(1)	All unvested stock options vest on May 15, 2012.

(2)	The following table provides the vesting date of unvested stock awards.

	Timothy R.	James E.	D. Stephen	William A.	Antonio	S. Theis
Vesting Date	Wallace	Perry	Menzies	McWhirter	Carrillo	Rice
05/09/11	15,094	1,250	11,500	9,625	4,075	5,475

05/15/11	70,240	6,520	22,720	21,320	11,420	9,480

05/29/11	27,804	—	6,500	4,500	2,160	2,300

06/11/11	—	—	—	—	4,000	—

05/11/12	33,046	—	12,350	9,000	3,500	4,250

05/15/12	73,040	7,420	25,120	22,486	12,253	10,313

06/11/12	—	—	—	—	4,000	—

05/09/13	15,094	1,250	11,500	9,625	4,075	5,475

05/15/13	49,240	5,920	17,220	15,820	9,020	7,080

05/15/14	31,540	7,920	11,940	11,500	10,480	5,040

05/15/15	15,540	3,500	5,500	5,500	4,774	2,400

05/15/19	—	3,000	—	—	4,000	—

05/15/20	—	—	—	—	1,933	—

05/15/24	—	3,000	—	—	4,000	—

05/15/25	—	—	—	—	1,933	—

Retirement(a)	103,727	—	7,500	44,850	7,500	13,500

Age 65(b)	—	—	—	—	—	5,000

Earlier of age 65 or rule of 80(c)	—	10,000	—	15,000	24,500	—

(a)	Grants of restricted stock which will vest upon the earlier of: (i) retirement; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.

(b)	Grant of restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.

(c)	Grant of restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) the executive officer’s age plus years of vested service equal 80; (iii) death, disability or change in control; or (iv) consent of the HR Committee after three years from the date of grant.

(3)	Represents the target value of performance-based shares to be awarded in 2012 if target financial performance goals are achieved for the cumulative performance in 2010-2011. The actual number of shares to be issued in 2012 will be based on the value of the award to be granted in 2012 divided by the one-year average Common Stock price for the period ended March 31, 2012. Vesting of any performance-based shares issued in 2012 will be determined on or prior to the date of issue.

(4)	Represents the target value of performance-based shares that could be awarded in 2013 if target financial performance goals are achieved for the cumulative performance in 2010 — 2012. The actual number of shares to be issued in 2013 will be based on the value of the award to be granted in 2013 divided by the one-year average Common Stock price for the period ended March 31, 2013. Vesting of any performance-based shares issued in 2013 will be determined on or prior to the date of issue.

Option Exercises and Stock Vested in 2010

The following table summarizes for the named executive officers in 2010 (i) the number of shares acquired upon exercise of stock options and the value realized and (ii) the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Timothy R. Wallace	—	—	109,500	$2,171,345

James E. Perry	—	—	3,920	92,159

D. Stephen Menzies	—	—	31,970	753,838

William A. McWhirter	—	—	25,987	612,574

Antonio Carrillo	—	—	16,913	387,975

S. Theis Rice	—	—	12,163	286,717

Pension Benefits

The following table summarizes the present value of the accumulated pension benefits of the named executive officers under the Standard Pension Plan and for Mr. Wallace the Supplemental Retirement Plan.

Pension Benefits Table

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name(1)	Plan Name	(#)	($)(2)	($)
Timothy R. Wallace	Trinity Industries, Inc. Standard Pension Plan	34	$484,000	—

	Trinity Industries, Inc. Supplemental Retirement Plan	34	6,039,000	—

James E. Perry	Trinity Industries, Inc. Standard Pension Plan	—	1,000	—

D. Stephen Menzies	Trinity Industries, Inc. Standard Pension Plan	9	122,000	—

William A. McWhirter	Trinity Industries, Inc. Standard Pension Plan	23	193,000	—

S. Theis Rice	Trinity Industries, Inc. Standard Pension Plan	18	326,000	—

(1)	Mr. Carrillo is not a pension plan participant.

(2)	The present value of the accumulated benefit is calculated in accordance with ASC Topic 718. Refer to Note 14 of Item 8 of the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010 for our policy and assumptions made in the valuation of this accumulated benefit.

The Standard Pension Plan is a noncontributory defined benefit retirement and death benefit plan. Funds are contributed periodically to a trust that invests the Company’s contributions and earnings thereon in order to pay the benefits to the participating employees. The plan provides for the payment of monthly retirement benefits determined under a calculation based on credited years of service and a participant’s highest compensation over five consecutive years in the last ten years of employment. Retirement benefits are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement. Mr. Wallace turned 55 on December 30, 2008, and, as a result, met the definition of “early retirement” on December 31, 2008. Mr. Wallace has not provided notice of intention to take early retirement. Covered compensation includes salary and non-equity incentive plan compensation as shown in the “Summary Compensation Table.” Other elements of compensation in the “Summary Compensation Table” are not included in covered compensation. The normal monthly retirement benefit payable at age 65 is a life annuity with ten years guaranteed equal to 3/4 of 1% of average monthly compensation up to $800 plus 1% of average monthly compensation over $800 times the years of credited service. The plan also provides for the payment of a death benefit before retirement that is the greater of the lump sum value of the accrued benefit under the pension plan or one times base pay with less than 10 years of service and 2 1/2 times base pay with more than 10 years of service. All of the named executive officers other than Mr. Carrillo participate in the Standard Pension Plan.

We have a Supplemental Retirement Plan that applies to Mr. Wallace. The Supplemental Retirement Plan provides that the amount of the annual retirement benefit under our Standard Pension Plan that is limited by reason of compliance with the Code is paid as a supplemental pension benefit. The benefit payment terms are the same as the terms of the Standard Pension Plan. The benefits are payable from the general assets of the Company. On February 13, 2009, the Board amended the Supplemental Retirement Plan and the Standard Pension Plan. As a result, all future benefit accruals under the Supplemental Retirement Plan and the Standard Pension Plan automatically ceased effective March 31, 2009 for all participants and the accrued benefits under each plan were determined and frozen as of that date. These amendments are discussed in the Compensation Discussion and Analysis section under “Post-employment Benefits.”

Nonqualified Deferred Compensation

The table below shows the contributions by the executives and the Company, the aggregate earnings on nonqualified deferred compensation in 2010 and the aggregate balance at year end under nonqualified deferred compensation plans of the Company.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance
	in Last Fiscal	in Last Fiscal	in Last Fiscal	at Last Fiscal
Name	Year(1)	Year(2)	Year(3)	Year End(4)
Timothy R. Wallace	$57,625	$194,854	$94,900	$3,032,715

James E. Perry	12,624	32,346	9,930	127,989

D. Stephen Menzies	—	72,405	40,185	886,616

William A. McWhirter	18,275	72,483	44,695	805,454

Antonio Carrillo	16,125	58,439	9,558	149,014

S. Theis Rice	—	46,944	6,414	178,709

(1)	Salary and incentive compensation deferrals to the Company’s Supplemental Plan. The amounts are also included in the “Summary Compensation Table” for 2010.

(2)	Includes an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Deferred Compensation Plan for Messrs. Wallace $150,917; Perry $27,562; Menzies $72,405; McWhirter $63,346; Carrillo $50,376 and Rice $46,944 and matching amounts under the Company’s Supplemental Plan for Messrs. Wallace $43,937; Perry $4,784; McWhirter $9,137; and Carrillo $8,063. These amounts are also included in the “Summary Compensation Table” for 2010.

(3)	This column represents earnings in the Supplemental Plan and the Deferred Compensation Plan. Earnings in the Supplemental Plan were: Messrs. Wallace $11,752; Perry $9,930; Menzies $6,566; McWhirter $17,128; and Carrillo $9,558. Earnings in the Deferred Compensation Plan were: Messrs. Wallace $83,148; Menzies $33,619; McWhirter $27,567; and Rice $6,414. The amounts reported in this table for the Deferred Compensation Plan are inclusive of above market earnings included in the “Summary Compensation Table” above. See Note (5) to the “Summary Compensation Table.”

(4)	This column includes amounts in the “Summary Compensation Table” for (i) an amount equal to ten percent of the salaries and incentive compensation set aside pursuant to the Deferred Compensation Plan in 2009 for Messrs. Wallace $189,050; Menzies $86,320; McWhirter $77,563; and Rice $54,066 and in 2008 for Messrs. Wallace $262,114; Menzies $112,982; McWhirter $92,341; and Rice $67,815; (ii) matching amounts under the Company’s Supplemental Plan in 2009 for Messrs. Wallace $62,678; and McWhirter $9,350; and in 2008 for Messrs. Wallace $90,158; and McWhirter $9,350; and (iii) salary and incentive compensation deferrals to the Company’s Supplemental Plan in 2009 for Messrs. Wallace $88,825; and McWhirter $18,700; and in 2008 for Messrs. Wallace $125,357; and McWhirter $18,700.

Deferred Compensation Discussion

The Supplemental Plan was established for highly compensated employees who are limited as to the amount of deferrals allowed under the Company’s 401(k) plan. There is no limit on the percentage of salary or incentive pay that an executive may elect to defer into the Supplemental Plan. Participants must elect to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments relate. The first 6% of a participant’s base salary and bonus contributed to the Supplemental Plan, less any compensation matched under the 401(k) plan, may be matched from 25% to 50% by the Company based on years of service. The Company’s match vests 20% for each year of service up to 100% after five years. Participants may choose from several mutual fund-like deemed investments.

If elected at the time of enrollment, participants may take an in-service distribution of deferrals three years after the end of the plan year in which the deferral was made. Amounts are paid out immediately on death or disability. Upon termination of employment, amounts in the Supplemental Plan are paid out beginning six months after termination of employment in lump sum or annual installments from one to 20 years according to election of the participant.

Each named executive officer participates in the Deferred Compensation Plan which is an unfunded long term plan whereby an amount equal to 10% of salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2010). The account is payable to the participant in a lump sum or annual installments from one to 20 years. Payments commence one year after termination and are subject to compliance with non-compete provisions for one year after termination and the participant must be available for consultation for one year after termination.

On February 13, 2009, the Board amended the 401(k) Plan to allow the participants in the Standard Pension Plan to participate in the enhanced portion of the 401(k) Plan. This amendment is discussed in the Compensation Discussion and Analysis section under “Post-employment Benefits.”

Potential Payments Upon Termination or Change in Control

Named executive officers that terminate voluntarily, involuntarily, by death or by disability have the same death and disability benefits that are available to the majority of salaried employees. While employed by us, salaried employees have a death benefit equal to the greater of their accrued benefit under the pension plan or one year of base salary for less than 10 years of service and 2 1/2 times base salary for over 10 years of service. Our long term disability plan provides salaried employees with a disability benefit after six months of disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65. Pension benefits payable at retirement are described under “Pension Benefits” and deferred compensation benefits that are payable on termination are described under “Deferred Compensation Discussion.”

Stock options and restricted stock held by the named executive officers have no acceleration of vesting upon voluntary or involuntary termination but vesting is accelerated on death, disability, and in some cases retirement. Pursuant to the terms of the Executive Severance Agreement described below, stock options, restricted stock, and benefits under the Supplemental Plan, Deferred Compensation Plan, and 401(k) Plan vest upon a change in control. The annual incentive compensation agreements also provide that in the event of a change in control, the named executive officers will be paid a proration of the target bonus for the year in which the change in control occurs as of the date of the change in control.

The following table provides the dollar value of (i) accelerated vesting of stock options and restricted stock and (ii) the payment of annual incentive compensation assuming each of the named executive officers had been terminated by death, disability, or retirement on December 31, 2010, or a change in control occurred on December 31, 2010.

	Timothy R.	James E.	D. Stephen	William A.	Antonio	S. Theis
	Wallace	Perry	Menzies	McWhirter	Carrillo	Rice
Death
Stock Options	$881,450	$129,625	$466,650	$414,800	$311,100	$259,250

Restricted Stock	11,558,453	1,324,646	3,508,529	4,503,104	3,023,508	1,871,029

Total	12,439,903	1,454,271	3,975,179	4,917,904	3,334,608	2,130,279

Disability
Stock Options	881,450	129,625	466,650	414,800	311,100	259,250

Restricted Stock	11,558,453	1,324,646	3,508,529	4,503,104	3,023,508	1,871,029

Total	12,439,903	1,454,271	3,975,179	4,917,904	3,334,608	2,130,279

Retirement
Stock Options	881,450	129,625	466,650	414,800	311,100	259,250

Restricted Stock	5,182,697	66,525	1,313,204	2,064,936	567,059	824,910

Total	6,064,147	196,150	1,779,854	2,479,736	878,159	1,084,160

Change in Control
Stock Options	881,450	129,625	466,650	414,800	311,100	259,250

Restricted Stock	11,558,453	1,324,646	3,508,529	4,503,104	3,023,508	1,871,029

Annual Incentive
Compensation	855,000	178,000	312,000	318,750	225,000	182,500

Total	13,294,903	1,632,271	4,287,179	5,236,654	3,559,608	2,312,779

Each of the named executive officers has entered into an Executive Severance Agreement (the “Agreement”) with the Company. In addition to the acceleration of vesting upon a change in control as described above, the Agreement provides for compensation if the named executive officer’s employment is terminated under one of the circumstances described in the Agreement in connection with a “change in control” of the Company. A “change in control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of our outstanding Common Stock or the combined voting power over our outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by the Company’s Board; (ii) the incumbent directors cease for any reason to constitute at least a majority of the Board; (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or (iv) our stockholders approve a complete liquidation or dissolution of the Company. See “Change in Control Agreements” under Compensation Discussion and Analysis section.

The Agreements are for continuous two-year terms until terminated by the Company upon specified notice and continue for two years following a change in control. The Agreements provide that if there is a change in control of the Company and if the Company terminates the executive’s employment other than as a result of the executive’s death, disability or retirement, or for “cause,” or if the executive terminates his or her employment for “good reason,” then the Company will pay to such executive a lump sum equal to three times (i) the amount of the executive’s base salary, (ii) the annual perquisite allowance, and (iii) the higher of the average bonus earned over the previous three years or the target bonus for the fiscal year in which the change in control occurs.

“Cause” is generally defined as a participant’s (i) willful and continued failure to substantially perform his employment duties with the Company; (ii) misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the participant constituting a felony that results in gain to the participant at the Company’s expense; (iii) conviction of the participant of a felony involving moral turpitude; or (iv) the refusal of the participant to accept offered employment after a change in control.

“Good reason” is generally defined as, following a change in control, (i) a material adverse change in a participant’s working conditions or responsibilities; (ii) assignment to the participant of duties inconsistent with the participant’s position, duties, and reporting responsibilities; (iii) a change in the participant’s titles or offices; (iv) a reduction in the participant’s annual base salary; (v) a material reduction in the participant’s benefits, in the aggregate, under the benefits plans, incentive plans, and securities plans; (vi) failure to provide a participant with the number of paid vacation days entitled at the time of a change in control; (vii) any material breach by the Company of the Agreement; (viii) any successor or assign of the Company fails to assume the Agreement; (ix) the relocation of the participant’s principal place of employment outside of Dallas County, Texas; (x) voluntary resignation by the participant, or termination of employment by reason of the participant’s death or disability, at any time during either a 90-day period beginning after a change in control or the 30-day period beginning on the 365th day after a change in control; or (xi) any purported termination not conducted pursuant to a notice of termination by the Company.

The severance benefits provided by the Agreements also include continuation of all medical, dental, vision, health, and life insurance benefits to which each executive would have been entitled if the executive had continued in the employment of the Company for 36 months after the executive’s termination and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.

The Agreements further provide that if any payment to which the executive is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay to the executive an additional amount so that the net amount retained by the executive is equal to the amount that otherwise would be payable to the executive if no such excise tax has been imposed.

If each named executive officer’s employment had been terminated on December 31, 2010 under one of the circumstances described in the Agreement in connection with a change in control of the Company, the named executive officers would have received the following:

	Cash	Continuation	Estimated
Name	Compensation(1)	of Benefits(2)	Gross-up(3)	Total
Timothy R. Wallace	$7,817,204	$36,561	$—	$7,853,765

James E. Perry	791,063	28,032	546,880	1,365,975

D. Stephen Menzies	3,490,382	41,334	—	3,531,716

William A. McWhirter	2,922,841	60,504	1,645,476	4,628,821

Antonio Carrillo	2,231,506	50,886	—	2,282,392

S. Theis Rice	2,131,276	60,504	—	2,191,780

(1)	Cash lump sum equal to three times base salary, perquisite allowance, and applicable bonus, except for Mr. Perry, for whom it was equal to one and a half times his base salary, perquisite allowance, and applicable bonus.

(2)	Estimated cost of continuation for 36 months of medical and life insurance benefits.

(3)	Estimated gross up of income, employment, and change in control excise taxes. The calculations for Messrs. Wallace, Carrillo, and Rice did not result in excise taxes under Code Section 280G; therefore, no gross-up payments would have been paid if their employment had been terminated on December 31, 2010.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2010.

Director Compensation Table

			Change in
			Pension
			Value and
	Fees		Nonqualified
	Earned		Deferred
	or Paid	Stock	Compensation	All Other
	in Cash	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(4)	($)(5)	($)
John L. Adams	$77,500	$155,626	$605	$1,959	$235,690

Rhys J. Best	105,000	155,626	—	5,000	265,626

David W. Biegler	91,500	155,626	1,553	828	249,507

Leldon E. Echols	95,000	155,626	—	4,335	254,961

Ronald J. Gafford	74,000	155,626	—	5,706	235,332

Ronald W. Haddock	81,500	155,626	—	—	237,126

Jess T. Hay	92,000	155,626	—	5,000	252,626

Adrian Lajous	85,000	155,626	—	—	240,626

Charles W. Matthews	56,667	209,845	—	—	266,512

Diana S. Natalicio	66,000	155,626	—	13,005	234,631

Douglas L. Rock	28,167	76,764	—	29	104,960

(1)	Includes amounts deferred under the 2005 Deferred Plan for Director Fees.

(2)	Stock awards are for restricted stock units awarded in 2010 and the grant date fair value dollar amounts computed accordance with ASC Topic 718. Our policy and assumptions made in the valuation of share-based payments are contained in Note 16 of Item 8 of the Company’s Form 10-K for the year-ended December 31, 2010.

(3)	As of December 31, 2010, the directors had restricted stock units totaling as follows: Messrs. Adams 15,821; Best 19,571; Biegler 21,071; Echols 15,665; Gafford 21,071; Haddock 19,571; Hay 21,071; Lajous 18,621; Matthews 9,227; Rock 4,105; and Dr. Natalicio 21,071. Includes the following amounts of stock options as of December 31, 2010: Messrs. Best 3,750; Biegler 22,500; Gafford 7,500; Haddock 3,750; Hay 22,500; and Dr. Natalicio 22,500.

(4)	Includes for Messrs. Adams and Biegler the above market earnings from the interest rate equivalent under the 2005 Deferred Plan for Director Fees.

(5)	Includes dividend equivalents on stock units in director fee deferral plans. For Messrs. Best and Hay, includes a $5,000 matching contribution by the Company in their name pursuant to the Company’s program of matching charitable contributions. The maximum annual contribution that may be matched under that program is $5,000 per individual.

Director Compensation Discussion

Each director of the Company who is not a compensated officer or employee of the Company receives cash compensation as follows:

•	Board member — annual retainer of $50,000

•	Presiding Director — annual retainer of $5,000

•	Board meeting fee of $2,000 for each meeting attended

•	Audit Committee Chairman — annual retainer of $15,000

•	Member of the Audit Committee — $2,000 for each meeting attended

•	Human Resources Committee Chairman — annual retainer of $7,500

•	Chairman of other Board Committees — annual retainer of $5,000

•	Member of other Board Committees — $1,500 for each meeting attended

In addition, the Company shall pay a director a fee equal to $2,000 per day for ad hoc or special assignment work performed for or at the request of the Chairman, Chief Executive Officer, and President.

The Board has also established a cash equivalent value as a guide for annual equity compensation for directors of $100,000 and will use a 12 month average share price as the basis for future awards. In May 2010, each director who was not also an executive officer of the Company was granted 6,127 restricted stock units, with dividend equivalents, that are convertible into 6,127 shares of Common Stock upon departure from the Board.

Non-employee directors may elect, pursuant to a 2005 Deferred Plan for Director Fees, to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest rate equivalent (5% in 2010) or, at the director’s prior election, in units of the Company’s Common Stock at the closing price on the New York Stock Exchange on the last day of the quarter following the date that a payment is credited to the director’s account, or if the last day of the quarter is not a trading day, on the next succeeding trading day. Such stock units are credited with amounts equivalent to dividends paid on the Company’s Common Stock. Upon ceasing to serve as a director or a change in control, the value of the account will be paid to the director in annual installments not exceeding ten years according to the director’s prior election.

TRANSACTIONS WITH RELATED PERSONS

The Nominating Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the Nominating Committee, or the chair of such committee, as applicable, is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of our directors, executive officers, certain stockholders, and any of their respective immediate family members. The policy applies to Related Person Transactions which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and in consultation with the CEO and CFO will assess whether the proposed transaction would be a Related Person Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the Nominating Committee, or the chair of such committee, as applicable, for review and consideration. In reviewing Related Person Transactions, the Nominating Committee, or the chair of such committee, as applicable, shall consider all relevant facts and circumstances available, including, but not limited to the following:

•	the benefits to the Company of the Related Person Transaction;

•	the impact of a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

•	the availability of other sources for comparable products and services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or employees generally.

After reviewing such information, the Nominating Committee, or the chair of such committee, as applicable, may approve the Related Person Transaction if the committee, or the chair of the committee, as applicable, concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.

Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation.

Employed family members of directors and executive officers with total compensation for 2010 in excess of $120,000 are as follows:

•	Mr. Patrick S. Wallace, brother of Timothy R. Wallace, is an officer of a subsidiary of the Company. His total compensation was $702,440 for 2010, which includes base salary; bonus; matching contributions to defined contribution plans; perquisite allowance; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

•	Mr. W. Ray Wallace, father of Timothy R. Wallace, is the former Chairman and CEO of Trinity Industries, Inc. and is currently employed by the Company to provide consultation to the CEO and the Board in an Advisory Director capacity. His total compensation was $215,471 for 2010, which includes base salary; personal use of company aircraft; the dollar value of the lost tax deduction for expenses that exceeded the amount reported as income related to the personal use of the Company’s aircraft; director meeting fees associated with attendance as an Advisory Director; and out-of-pocket medical reimbursement. In connection with Mr. Ray Wallace’s consulting role, the Company provided an office to Mr. Wallace at a cost of $115,244 during 2010. For 2011, the arrangement with Mr. Ray Wallace provides that he will receive an annual salary of $5,000, reimbursement for out-of-pocket medical expenses, and use of the Company’s aircraft for up to 30 flight hours for the year. Mr. Ray Wallace’s agreement with the Company will be re-evaluated annually.

•	Mr. Webb Spradley, son-in-law of Mr. Hay, serves as a part-time employee of the Company providing international and other legal services. His total compensation was $99,847 for 2010, which includes base salary; and matching contributions to a defined contribution plan. The Company entered into an agreement with Mr. Spradley commencing August 1, 2009 for international and other legal services through December 31, 2011 on a transitional basis under which his total projected aggregate compensation for 2011 would be $99,847 which, provided he performs the transition services as required under the agreement, includes wages and matching contributions to a defined benefit contribution plan.

Mr. Spradley is also Of Counsel to an outside law firm which provides the Company with certain legal services. Mr. Spradley is paid a percentage of his personal collections by such law firm. During 2010, Mr. Spradley received $23,000 pursuant to this arrangement related to legal services for the Company which were not covered by his part-time employment relationship described above.

•	Mr. Luis Pardo, brother-in-law of Mr. Carrillo, is an officer of a subsidiary of the Company. His total compensation was $437,963 for 2010, which includes base salary; bonus; a contribution to a Mexican statutory pension; perquisite allowance; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of our Common Stock as of March 18, 2011, except as noted for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors and executive officers is c/o Trinity Industries, Inc., 2525 Stemmons Freeway, Dallas, Texas 75207-2401.

	Amount and Nature of
	Ownership of		Percent of
Name	Common Stock(1)		Class
Directors:

John L. Adams	103,163		*

Rhys Best	35,821		*

David W. Biegler	45,971		*

Leldon E. Echols	15,665		*

Ronald J. Gafford	28,571		*

Ronald Haddock	35,538		*

Jess T. Hay	42,225		*

Adrian Lajous	18,621		*

Charles W. Matthews	9,227		*

Diana S. Natalicio	51,071		*

Douglas L. Rock	4,105		*

Named Executive Officers:

Timothy R. Wallace	1,124,955	(2)	1.4%

D. Stephen Menzies	244,682		*

William A. McWhirter	222,540		*

James E. Perry	81,946		*

Antonio Carrillo	134,409		*

S. Theis Rice	104,010		*

All Directors and Executive Officers as a Group (18 persons):	2,327,438		2.9%

Other 5% Owners:

First Pacific Advisors, LLC	6,099,000	(3)	7.6%

Franklin Resources, Inc.	5,442,525	(4)	6.8%

Piper Jaffray Companies	5,149,960	(5)	6.5%

BlackRock, Inc.	5,130,972	(6)	6.4%

Dimensional Fund Advisors LP	4,366,210	(7)	5.5%

Lord Abbett & Co. LLC	4,013,499	(8)	5.0%

*	Less than one percent (1%)

(1)	Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire through the exercise of stock options or through restricted stock units held as of March 18, 2011, or within 60 days thereafter, as follows: Adams 15,821; Best 23,321; Biegler 43,571; Carrillo 4,530; Echols 15,665; Gafford 28,571; Haddock 23,321; Hay 28,571; Lajous 18,621; Matthews 9,227; McWhirter 11,700; Menzies 13,290; Perry 2,700; Natalicio 43,571; Rock 4,105; Wallace 38,250; and all directors and executive officers as a group 326,635. Includes shares indirectly held through the Company’s 401(k) Plan as follows: Wallace 1,774; McWhirter 1,147; Perry 89; Rice 2,005; and all executive officers as a group 6,343 shares. Certain executive officers and directors maintain margin securities accounts, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At March 18, 2011, one director had 2,422 shares pledged on a line of credit, and another director had 3,820 shares pledged on a line of credit.

(2)	Includes 57,688 shares held indirectly by limited partnerships which Mr. Wallace controls.

(3)	First Pacific Advisors, LLC and its affiliates, 11400 West Olympic Boulevard, Suite 1200, Los Angeles, California 90064, reported to the SEC on an Amendment to Schedule 13G filed February 9, 2011, that First Pacific Advisors, LLC, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 6,099,000 shares owned by such clients, as in its capacity as investment adviser it has the power to dispose, direct the disposition of, and vote the shares of the Company owned by its clients. First Pacific Advisors, LLC also stated that Robert L. Rodriguez, J. Richard Atwood, and Steven T. Romick are part-owners and managing members of First Pacific Advisors, LLC, and as controlling persons, they may be deemed to beneficially own 6,099,000 shares owned by First Pacific Advisors, LLC, and that First Pacific Advisors, LLC and its affiliates had shared voting power over 2,407,150 shares and shared dispositive power over all 6,099,000 shares.

(4)	Franklin Resources, Inc. and its affiliates, One Franklin Parkway, San Mateo, California 94403-1906, reported to the SEC on an Amendment to Schedule 13G filed February 8, 2011, that certain affiliates of Franklin Resources, Inc. have sole voting power over 5,329,525 shares and sole dispositive power over 5,442,525 shares. These shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Related investment management contracts give these subsidiaries of Franklin Resources, Inc. all investment and/or voting power over these shares, so subsidiaries of Franklin Resources, Inc. may be deemed to be the beneficial owners of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of ten percent of the outstanding common stock of Franklin Resources, Inc., and thus may be deemed to be beneficial owners of shares held by persons and entities for whom or for which subsidiaries of Franklin Resources, Inc. provide investment management services.

(5)	Piper Jaffray Companies, 800 Nicollet Mall Suite 800, Minneapolis, MN 55402, reported to the SEC on an Amendment to Schedule 13G filed February 10, 2011, that its wholly-owned subsidiary, Advisory Research, Inc., has sole voting and dispositive power over 5,149,960 shares.

(6)	BlackRock, Inc. and its affiliates, 40 East 52nd Street, New York, NY 10022, reported to the SEC on an Amendment to Schedule 13G filed February 9, 2011, that they have sole voting and dispositive power over 5,130,972 shares.

(7)	Dimensional Fund Advisors LP and its affiliates, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746, reported to the SEC on a Schedule 13G filed February 11, 2011, that Dimensional Fund Advisors LP, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 4,366,210 shares owned by such clients, and in its capacity as investment adviser it has voting and/or investment power over the shares of the Company owned by its clients. Dimensional Fund Advisors LP also stated that it and its affiliates had sole voting power over 4,273,478 shares and sole dispositive power over all 4,366,210 shares.

(8)	Lord, Abbett & Co. LLC and its affiliates, 90 Hudson Street, Jersey City, NJ 07302, reported to the SEC on a Schedule 13G filed February 14, 2011, that Lord, Abbett & Co. LLC, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 4,013,499 shares owned by such clients. Lord, Abbett & Co. LLC also stated that it had sole voting power over 3,828,082 shares and sole dispositive power over 4,008,582 shares.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC. These reports are also filed with the New York Stock Exchange, and a copy of each report is furnished to the Company.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company’s knowledge, based on a review of reports furnished to it and written representations from reporting persons, each individual who was required to file such reports complied with the applicable filing requirements during 2010, except that, as a result of an inadvertent oversight, Mr. Gafford was one day late filing a report disclosing the exercise and sale of 7,500 stock option shares.

Stockholder Proposals for the 2012 Proxy Statement

Stockholders’ proposals to be presented at the 2012 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 2, 2011. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2012 Annual Meeting

Under the Bylaws of the Company, certain procedures are provided which a stockholder must follow in order to place in nomination persons for election as directors at an annual meeting of stockholders or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to place in nomination persons for directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 3, 2012, but no earlier than February 1, 2012, for the 2012 Annual Meeting) to the Secretary of the Company containing the name and address of the stockholder, the number of shares of the Company beneficially owned by the stockholder, and a representation that the stockholder intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person or person(s) (including their names) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board, and the consent of each nominee to serve. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s Bylaws are available from the Secretary of the Company.

See “Corporate Governance and Directors Nominating Committee” for the process for stockholders to follow to suggest a director candidate to the Nominating Committee for nomination by the Board.

Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each stockholder. Stockholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to Jared S. Richardson, Associate General Counsel and Secretary, Trinity Industries, Inc., 2525 Stemmons Freeway, Dallas, Texas 75207.

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors

JARED S. RICHARDSON
Associate General Counsel and Secretary

April 1, 2011

TRINITY INDUSTRIES, INC.
2525 STEMMONS FREEWAY
DALLAS, TX 75207

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

____

Nominees

	For	Against	Abstain
2 Advisory vote on executive compensation.	☐	☐	☐

0000094219_1 R1.0.0.11699

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All The Board of Directors recommends you vote Except” and write the number(s) of the nominee(s) on the line below. FOR the following: 1. Election of Directors Nominees 01 John L. Adams 02 Rhys J. Best 03 David W. Biegler 04 Leldon E. Echols 05 Ronald J. Gafford 06 Ronald W. Haddock 07 Adrian Lajous 08 Charles W. Matthews 09 Diana S. Natalicio 10 Douglas L. Rock 11 Timothy R. Wallace The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Advisory vote on executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3 Advisory vote on the frequency of advisory votes on executive compensation. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 To approve the ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for fiscal year ending December 31, 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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TRINITY INDUSTRIES, INC.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM. Have your proxy card in hand and follow the instructions.

The undersigned hereby appoints Timothy R. Wallace, Rhys J. Best and Jared S. Richardson and each of them with full power of substitution, attorneys, agents and proxies ("agents") of the undersigned to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at its offices, 2525 Stemmons Freeway, Dallas, Texas 75207, on Monday, May 2, 2011 at 8:30 a.m. Central Daylight Time, and at any adjournment or adjournments thereof. If more than one of the above agents shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said agents so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said agents, their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000094219_2 R1.0.0.11699

Important notice regarding the avaliability of proxy meterials for the annual meeting: the notice and proxy statement, annual report is are available at TRINITY INDUSTRIES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 2, 2011